                                                Filed pursuant to Rule 424(b)(4)
                                                Registration No. 333-89337
PROSPECTUS
---------------

                                3,800,000 Shares


                             [LOGO OF CYBERSOURCE]

                                  Common Stock

                               ----------------

      CyberSource Corporation is offering 2,000,000 shares of its common stock and selling stockholders are offering 1,800,000 shares of common stock. We will not receive any of the proceeds from the selling stockholders' sale of their shares. Our shares are listed for trading on the Nasdaq National Market under the symbol "CYBS." On November 4, 1999, the last reported sale price for our common stock was $61 1/4.

      Investing in our common stock involves risks which are described in the "Risk Factors" section beginning on page 4 of this prospectus.

                               ----------------

                                                       Per Share    Total
                                                       ---------    -----
     Public offering price...........................     $59.00 $224,200,000
     Underwriting discount...........................   $2.87625  $10,929,750
     Proceeds, before expenses, to CyberSource.......  $56.12375 $112,247,500
     Proceeds to selling stockholders................  $56.12375 $101,022,750

      The underwriters may also purchase, from the selling stockholders, up to an additional 570,000 shares at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The shares of common stock will be ready for delivery in New York, New York on or about November 10, 1999.

                               ----------------

Merrill Lynch & Co.
           J.P. Morgan & Co.
                       PaineWebber Incorporated
                                   Adams, Harkness & Hill, Inc.
                                              C.E. Unterberg, Towbin


                               ----------------

                The date of this prospectus is November 4, 1999.

                        Inside Front Cover


     The graphic depicts the CyberSource logo with the words "the power behind the buy button" to the left of a screenshot of the Beyond.com web site. Below the screenshot are four colored lines representing data streams. The colored lines extend from the Beyond.com screenshot to a large box containing five gears with the title "Internet Commerce Suite." The colored lines proceed and pass between the five gears inside the large box. The upper left gear is titled "Distribution Control" and contains a picture of an airplane as a graphical fill. The upper right gear is titled "Tax Services" and contains financial data as a graphical fill. The lower left gear is titled "Fulfillment Management" and contains a picture of a warehouse as a graphical fill. The lower middle gear is title "Payment Services" and contains a picture of currency and a credit card as a graphical fill. The lower right gear is titled "Risk Management" and contains a picture of a credit card swipe as a graphical fill. Three of the colored lines extend to three boxes aligned below the graphic. The box on the left contains a picture of three individuals unloading boxes from a delivery truck. The middle box contains financial data, the term "Bank" and the phrase "order status cleared." The box on the right contains graphs that represent "Merchant Data Analysis Results for Risk Management." Below this box is the disclaimer "Artist's depiction. Not actual data".

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   4
Forward-Looking Statements...............................................  14
Use of Proceeds..........................................................  14
Dividend Policy..........................................................  14
Price Range of Our Common Stock..........................................  14
Capitalization...........................................................  15
Dilution.................................................................  16
Selected Consolidated Financial Data.....................................  17
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  18
Business.................................................................  25
Management...............................................................  39
Principal and Selling Stockholders.......................................  48
Transactions between CyberSource and its Officers, Directors and
 Significant Stockholders................................................  51
Description of Capital Stock.............................................  56
Shares Eligible for Future Sale..........................................  58
Underwriting.............................................................  59
Legal Matters............................................................  62
Experts..................................................................  62
Where You Can Find More Information......................................  62
Index to Consolidated Financial Statements .............................. F-1

                               ----------------

      Unless otherwise indicated, the information in this prospectus assumes no exercise of the underwriters' over-allotment option.

      You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

      CyberSource(R) is a registered trademark of CyberSource Corporation. This prospectus contains product names and trade names and trademarks of CyberSource and of other organizations.

                               PROSPECTUS SUMMARY

      This summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus carefully, including the financial data and related notes, before making an investment decision.

                            CyberSource Corporation

      We are a leading developer and provider of real-time, or on-demand, e-commerce transaction services. Through our Internet Commerce Suite, we offer services to online merchants for global payment processing, fraud prevention, tax calculation, export compliance, territory management, delivery address verification and fulfillment management. Our services enable online merchants to focus their resources on areas where they can most effectively differentiate themselves, such as marketing, Web site content, merchandising and customer support. By outsourcing their e-commerce transaction processing needs to us, online merchants can speed their time to market, reduce their overall operating costs and process orders from around the world in local currencies. Our services are comprehensive, scalable (adaptable to meet increases in the number of transactions), highly reliable and performed via a secure messaging protocol, or transmission format. Our merchants have used our services to process more than 34.1 million transactions since January 1998, of which approximately 25.5 million were processed in the first nine months of 1999.

      As the Internet has become an important communications medium, merchants and consumers have embraced using the Internet to buy and sell goods and services. International Data Corporation, or IDC, forecasts that the actual number of Web buyers worldwide will expand from approximately 48 million in 1999 to approximately 183 million in 2003 and that the amount of commerce conducted over the Web will increase from approximately $111 billion in 1999 to approximately $1.3 trillion in 2003 worldwide. To succeed online, a merchant must attract customers to its Web site and provide an appealing and easy-to-use environment that encourages customers to place an order by clicking on the "buy" button. Once the customer places an order, the merchant must then process the order by executing numerous transactions, such as credit card authorization, calculation of sales tax and fulfillment of the order, often while the customer is waiting.

      While early adopters of e-commerce business models often developed custom transaction processing systems, today many online merchants are seeking to outsource their transaction processing requirements. Our services offer online merchants a solution to the challenges of e-commerce transaction processing. Key benefits of our services include:

     .  Faster time-to-market,

     .  Access to a comprehensive suite of services,

     .  Enhanced merchant flexibility and control,

     .  Global reach, and

     .  Reduced overall costs.

      More than 800 customers have chosen to use our services. Our merchants include Amazon.com, Beyond.com, BUY.COM, Casio, Compaq Computer, Egghead.com, Remedy and Shopping.com. We target merchants worldwide through a direct sales force as well as through an indirect sales channel. Our indirect sales channel partners include resellers, solution resellers, Web/systems integrators and commerce server vendors. We have also entered into strategic relationships with General Electric Capital Corp., or GE Capital, and Visa to penetrate new e-commerce markets.

      CyberSource Corporation was incorporated by Beyond.com in Delaware in December 1997 under the name Internet Commerce Services Corporation. Beyond.com, whose original name was CyberSource Corporation, contributed all the assets and liabilities comprising its Internet commerce services business to Internet Commerce Services Corporation and spun off Internet Commerce Services Corporation to Beyond.com's stockholders in December 1997. In October 1998 we changed our name to CyberSource Corporation. Our headquarters are located at 550 S. Winchester Blvd., Suite 301, San Jose, California 95128, and our telephone number is (408) 556-9100. Information contained on our Web site at www.cybersource.com does not constitute part of this prospectus.

                              Recent Developments

      Visa Agreement. In September 1999, we announced an agreement with Visa U.S.A. to jointly develop and promote the CyberSource Internet Fraud Screen enhanced by Visa. The agreement is mutually exclusive for two years and includes a preferred pricing discount for merchants accepting Visa cards. We believe this agreement will allow us to further refine and augment our existing fraud screen offering by leveraging Visa's fraud modeling expertise.

      International Payment Solution. In June 1999, we announced an international payment processing gateway using the services of National Westminster Bank allowing merchants to accept payments in over 100 different currencies while crediting merchant accounts in 19 currencies, including the Euro.

      New Merchants. At September 30, 1999, over 800 merchants have chosen to use our services, representing an increase of over 200 merchants since June 30, 1999. New merchants since June 30, 1999 include Amazon.com, eCampus.com, GUESS? and Register.com. During the same period, our transaction volume grew by 48%.

                                  The Offering

 Common stock offered by CyberSource................. 2,000,000 shares
 Common stock offered by the selling stockholders.... 1,800,000 shares
 Common stock to be outstanding after this offering.. 23,989,957 shares(1)
 Use of proceeds..................................... For general corporate purposes, including sales
                                                      and marketing, product
                                                      development, potential
                                                      strategic acquisitions
                                                      and other corporate
                                                      expenses.
 Nasdaq National Market symbol....................... CYBS

--------
(1) This figure is based on 21,989,957 shares outstanding at September 30, 1999 and excludes 3,131,985 shares of common stock issuable upon exercise of options outstanding at a weighted average exercise price of $7.08 per share and 141,351 shares available for grant at September 30, 1999 under our 1998 Stock Option Plan and our 1999 Stock Option Plan. Also excludes an additional 500,000 shares reserved for issuance under our 1999 Employee Stock Purchase Plan and an additional 1,100,000 shares reserved for issuance under our 1999 Nonqualified Stock Option Plan. See "Description of Capital Stock -- Authorized and Outstanding Capital Stock" and Note 5 of Notes to Consolidated Financial Statements.

                      Summary Consolidated Financial Data

                             Period From                        Nine Months
                            March 20, 1996   Years Ended           Ended
                            (Inception) to   December 31,      September 30,
                             December 31,  -----------------  -----------------
                                 1996       1997      1998     1998      1999
                            -------------- -------  --------  -------  --------
                                 (in thousands, except per share data)
Consolidated Statements of
 Operations Data:
Revenues..................     $   144     $   968  $  3,384  $ 2,281  $  7,883
Gross profit (loss).......           7         644       (87)      84     1,048
Total operating expenses..       1,150       4,969     9,950    6,637    19,370
Loss from operations......      (1,143)     (4,325)  (10,037)  (6,553)  (18,322)
Net loss..................     $(1,143)    $(4,338) $(10,085) $(6,574) $(17,763)
                               =======     =======  ========  =======  ========
Basic and diluted net loss
 per share................                          $  (2.05) $ (1.38) $  (1.58)
                                                    ========  =======  ========
Shares used in computing
 basic and diluted net
 loss per share(1)........                             4,918    4,763    11,246
                                                    ========  =======  ========
Pro forma basic and
 diluted net loss per
 share....................                          $  (0.86)          $  (0.98)
                                                    ========           ========
Shares used in computing
 pro forma basic and
 diluted net loss per
 share(1).................                            11,740             18,124
                                                    ========           ========
Selected Non-Financial
 Operating Data:
Number of transactions
 processed................                             8,560    4,536    25,526

                                                         September 30, 1999
                                                      ------------------------
                                                        Actual   As Adjusted(2)
                                                      ---------- -------------
                                                           (in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments....  $38,251     $149,999
Working capital......................................   35,547      147,295
Total assets.........................................   48,375      160,123
Total stockholders' equity ..........................   41,946      153,694

--------
(1) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the number of shares used in computing per share amounts.
(2) Adjusted to reflect the sale by CyberSource of 2,000,000 shares in this offering, at the public offering price of $59.00 per share and our receipt of the estimated net proceeds after deducting the underwriting discounts and commissions and estimated offering expenses.

                                  RISK FACTORS

      You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in shares of our common stock.

We Have a Limited Operating History and Are Subject to the Risks Encountered by Early-Stage Companies

      We commenced operations in March 1996. From March 1996 until December 1997, we operated as a division of Beyond.com. In December 1997, we were incorporated as a separate legal entity and our company was spun off from Beyond.com. Accordingly, we have a very limited operating history, and our business and prospects must be considered in light of the risks and uncertainties to which early-stage companies in rapidly evolving markets such as e-commerce are particularly exposed. These risks include:

     . risks that the intense competition and rapid technological change in our industry could adversely affect market acceptance of all of our services;

     . risks that we may not be able to expand our systems to handle increased traffic, resulting in slower response times and other difficulties in providing services to our merchant customers;

     . risks that we may not be able to fully utilize relationships with our strategic partners and indirect sales channels; and

     . risks that any fluctuations in our quarterly operating results will be significant relative to our revenues.

These risks are discussed in more detail below. We cannot assure you that our business strategy will be successful or that we will successfully address these risks and the risks detailed below.

We Have a History of Losses, Expect Future Losses and Cannot Assure You that We Will Achieve Profitability

      Although our revenues have increased on a quarterly basis since 1997, we have not achieved profitability and cannot be certain that we will realize sufficient revenues to achieve profitability. We have incurred significant net losses since our inception. We incurred net losses of $4.3 million in 1997, $10.1 million in 1998 and $17.8 million in the nine months ended September 30, 1999. As of September 30, 1999, we had incurred cumulative losses of $33.3 million. You should not consider recent quarterly revenue growth as indicative of our future performance. We do not expect to sustain similar levels of growth in future periods. We have continued to increase our sales and marketing, network infrastructure, product development and general and administrative expenses in 1999 and plan to continue to do so in 2000. As a result, we will need to generate significantly higher revenues in order to achieve profitability. If we do achieve profitability, we may not be able to sustain it.

The Expected Fluctuations of Our Quarterly Results Could Cause Our Stock Price to Fluctuate or Decline

      We expect that our quarterly operating results will fluctuate significantly in the future based upon a number of factors, many of which are not within our control. We plan to further increase our operating expenses in order to expand our sales and marketing activities, build our network infrastructure and broaden our service capabilities. We base our operating expenses on anticipated market growth and our operating expenses are relatively fixed in the short term. As a result, if our revenues are lower than we expect, our quarterly operating results may not meet the expectations of public market analysts or investors, which could cause the market price of our common stock to decline.

     Our quarterly results may fluctuate in the future as a result of many factors, including the following:

     . changes in the number of transactions effected by our merchants, especially as a result of seasonality, success of each merchant's business, general economic conditions or regulatory requirements restricting our merchants;

     . our ability to attract new merchants and to retain our existing merchants;

     . merchant acceptance of our pricing model;

     . our success in expanding our sales and marketing programs; and

     . an interruption with one or more of our gateway processors and channel partners.

     Other factors that may affect our quarterly results are set forth elsewhere in this section. As a result of these factors, our revenues are not predictable with any significant degree of certainty.

     Due to the uncertainty surrounding our revenues and expenses, we believe that quarter-to-quarter comparisons of our historical operating results should not be relied upon as an indicator of our future performance.

We Could Lose a Significant Portion of Our Business Because We Do Not Have a Long-Term Contract with Our Largest Customer, Beyond.com

     Revenues from services provided to Beyond.com accounted for 23.7% of our revenues in 1998 and 15.3% in the nine months ended September 1999. No other customer accounted for more than 10% of our revenues in 1998 or the first nine months of 1999. Any significant decrease in revenues from Beyond.com could materially adversely affect our operating results. We have no long-term contract with Beyond.com that requires it to continue to use any of our services. Accordingly, Beyond.com could cease using all or part of our services on short notice without penalty.

The Demand for Our Services Could Be Negatively Affected by a Reduced Growth of E-commerce or Delays in the Development of the Internet Infrastructure

     Sales of goods and services over the Internet do not currently represent a significant portion of overall sales of goods and services. We depend on the growing use and acceptance of the Internet as an effective medium of commerce by merchants and customers in the United States and internationally. Rapid growth in the use of and interest in the Internet is a relatively recent development. In particular, sales of goods and services over the Internet have developed more slowly outside of the United States. We cannot be certain that acceptance and use of the Internet will continue to develop or that a sufficiently broad base of merchants and consumers will adopt, and continue to use, the Internet as a medium of commerce.

     The emergence of the Internet as a commercial marketplace may occur more slowly than anticipated for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. If the number of Internet users or their use of Internet resources continues to grow, it may overwhelm the existing Internet infrastructure. Delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity could also have a detrimental effect. These factors could result in slower response times or adversely affect usage of the Internet, resulting in lower numbers of e-commerce transactions and lower demand for our services.

Potential System Failures and Lack of Capacity Issues Could Negatively Affect Demand for Our Services

      Our ability to deliver services to our merchants depends on the uninterrupted operation of our e-commerce transaction processing systems. Our systems and operations are vulnerable to damage or interruption from:

     .  earthquake, fire, flood and other natural disasters;

     . power loss, telecommunications or data network failure, operator negligence, improper operation by employees, physical and electronic break-ins and similar events; and

     .  computer viruses.

      Despite the fact that we have implemented redundant servers in third-party hosting centers, two of which are currently located in Santa Clara, California, we may still experience service interruptions for the reasons listed above and a variety of other reasons. If our redundant servers are not available, our business may not have sufficient business interruption insurance to compensate us for resulting losses. We have experienced periodic interruptions, affecting all or a portion of our systems, which we believe will continue to occur from time to time. In addition, any interruption in our systems that impairs our ability to provide services could damage our reputation and reduce demand for our services.

      Our success also depends on our ability to grow, or scale, our e-commerce transaction systems to accommodate increases in the volume of traffic on our systems, especially during peak periods of demand. We may not be able to anticipate increases in the use of our systems and successfully expand the capacity of our network infrastructure. Our inability to expand our systems to handle increased traffic could result in system disruptions, slower response times and other difficulties in providing services to our merchant customers, which could materially harm our business.

A Breach of Our E-commerce Security Measures Could Reduce Demand for Our
Services

      A requirement of the continued growth of e-commerce is the secure transmission of confidential information over public networks. We rely on public key cryptography, an encryption method that utilizes two keys, a public and a private key, for encoding and decoding data, and digital certificate technology, or identity verification, to provide the security and authentication necessary for secure transmission of confidential information. Regulatory and export restrictions may prohibit us from using the strongest and most secure cryptographic protection available and thereby expose us to a risk of data interception. A party who is able to circumvent our security measures could misappropriate proprietary information or interrupt our operations. Any compromise or elimination of our security could reduce demand for our services.

      We may be required to expend significant capital and other resources to protect against security breaches or to address any problems they may cause. Concerns over the security of the Internet and other online transactions and the privacy of users may also inhibit the growth of the Internet and other online services generally, and the Web in particular, especially as a means of conducting commercial transactions. Because our activities involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our security measures may not prevent security breaches, and failure to prevent security breaches may disrupt our operations.

The Intense Competition in Our Industry Could Reduce or Eliminate the Demand for Our Services

      The market for our services is intensely competitive and subject to rapid technological change. We expect competition to intensify in the future. Our primary source of competition comes from online merchants who develop custom systems. These online merchants who have made large initial investments to develop custom systems may be less likely to adopt an outsourced transaction processing strategy. We also face competition from developers of other systems for e-commerce transaction processing such as Clear Commerce, CyberCash, Digital River, Hewlett-Packard (VeriFone), HNC Software, Open Market, PaylinX, ShopNow.com and Signio. In addition, other companies, including financial services and credit companies such as First Data Corporation, AT&T and GE Capital, may enter the market for our services. In the future, we may also compete with large Internet-centric companies that derive a significant portion of their revenues from e-commerce and may offer, or provide a means for others to offer, e-commerce transaction services.

      Many of our competitors have longer operating histories, substantially greater financial, technical, marketing or other resources, or greater name recognition than we do. Our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Competition could seriously impede our ability to sell additional services on terms favorable to us. Our current and potential competitors may develop and market new technologies that render our existing or future services obsolete, unmarketable or less competitive. For example, Microsoft and CyberCash have each introduced electronic-wallet solutions, that if widely adopted by consumers, may result in reduced demand by our merchants for our fraud screening services. Our current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with other solution providers, thereby increasing the ability of their services to address the needs of our prospective customers. Our current and potential competitors may establish or strengthen cooperative relationships with our current or future channel partners, thereby limiting our ability to sell services through these channels. We expect that competitive pressures will require the reduction of the prices of our services and reduce our market share, either of which could materially and adversely affect our business, results of operations or financial condition.

If We Lose Key Personnel or Are Unable to Attract and Retain Additional Qualified Personnel We May Not be Able to Successfully Manage Our Business and Achieve Our Objectives

      We believe our future success will depend upon our ability to retain our key management personnel, including William S. McKiernan, our Chief Executive Officer, and other key members of management because of their experience and knowledge regarding the development, special opportunities and challenges of our business. None of our key employees is subject to an employment contract. We may not be successful in attracting and retaining key employees in the future.

      Our future success and our ability to expand our operations will also depend in large part on our ability to attract and retain additional qualified marketing, sales and technical personnel. Competition for these types of employees is intense due to the limited number of qualified professionals. We have in the past experienced difficulty in recruiting qualified marketing, sales, engineering and support personnel. Failure to attract and retain personnel, particularly marketing, sales and technical personnel could make it difficult for us to manage our business and meet our objectives.

Difficulties We May Encounter Managing Our Growth Could Adversely Affect Our Results of Operations

      We have experienced a period of rapid and substantial growth that has placed and, if such growth continues, will continue to place a strain on our administrative infrastructure. We have increased the number of our employees from 45 employees at December 31, 1997 to 127 employees at December 31, 1998 and 209 employees at September 30, 1999. This expansion is placing a significant strain on our managerial and financial resources.

      During 1998, we expended significant time and resources in developing our management information and control systems and our business plan which was completed towards the end of 1998. In the future, we may not be able to enhance our management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support our future operations. In addition, we may not be able to hire, train, retain, motivate and manage required personnel or to successfully identify, manage and exploit existing and potential market opportunities. If we are unable to manage growth effectively, our business, results of operations and financial condition would be materially adversely affected.

If We Are Not Able to Fully Utilize Relationships With Our Indirect Sales Channel Partners, We May Experience Lower Revenue Growth and Higher Operating Costs

      Our future growth will depend in part on the success of our relationships with existing and future indirect sales channel partners that will market our services to their merchant accounts. If these relationships are not successful or do not develop as quickly as we anticipate, our revenue growth may be adversely affected. Accordingly, we may have to increase our sales and marketing expenses in an attempt to secure additional merchant accounts.

Our Management Team Must Work Together Effectively in Order to Expand Our Business, Increase Our Revenues and Improve Our Operating Results

      Several members of our existing senior management personnel have joined us within the last year. As a result, there is a risk that management will not be able to work together effectively as a team to address the challenges to our business. In addition, our new employees include a number of key managerial, technical and operations personnel who have been with us for a limited period of time. We may need to add additional key personnel in the near future who will also need to be integrated into our management team.

Our Market is Subject to Rapid Technological Change and to Compete, We Must Continually Enhance Our Systems to Comply with Evolving Standards

      To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our services and the underlying network infrastructure. In addition, we must continue to operate all services we offer in an efficient and accurate manner. The Internet and the e-commerce industry are characterized by rapid technological change, changes in user requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our technology and systems obsolete. Our success will depend, in part, on our ability to both internally develop and license leading technologies to enhance our existing services and develop new services. We must continue to address the increasingly sophisticated and varied needs of our merchants, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of proprietary technology involves significant technical and business risks. We may fail to develop new technologies effectively or to adapt our proprietary technology and systems to merchant requirements or emerging industry standards. If we are unable to adapt to changing market conditions, merchant requirements or emerging industry standards, our business would be materially harmed.

Our Current and Prior Overlapping Board Members with Beyond.com May Create Conflicts of Interests and Result in Actions Inconsistent with Stockholder Interests

      In connection with our spin-off from Beyond.com in December 1997, we entered into agreements with Beyond.com to define the ongoing relationship between the two companies. At the time these agreements were negotiated, all of our directors were also directors of Beyond.com and other members of our management team were also executive officers of Beyond.com. As a result, these agreements were not the result of arms' length negotiations between us and Beyond.com. Further, although we and Beyond.com are engaged in different businesses, the two companies currently have no policies to govern the pursuit or allocation of corporate opportunities, in the event they arise. Our business could be adversely affected if the overlapping board members of the two companies, of which there are currently two, William S. McKiernan and Bert Kolde, pursue Beyond.com's interests over ours either in the course of transactions between the companies or where the same corporate opportunities are available to both companies.

We May Not Be Able to Adequately Protect Our Proprietary Technology and May Be Infringing Upon Third-Party Intellectual Property Rights

      Our success depends upon our proprietary technology. We rely on a combination of patent, copyright, trademark and trade secret rights, confidentiality procedures and licensing arrangements to establish and protect our proprietary rights.

      As part of our confidentiality procedures, we enter into non-disclosure agreements with our employees. Despite these precautions, third parties could copy or otherwise obtain and use our technology without authorization, or develop similar technology independently. Effective protection of intellectual property rights may be unavailable or limited in foreign countries. We cannot assure you that the protection of our proprietary rights will be adequate or that our competitors will not independently develop similar technology, duplicate our services or design around any patents or other intellectual property rights we hold.

      We also cannot assure you that third parties will not claim our current or future services infringe upon their rights. We have not conducted any search to determine whether any of our services or technologies may be infringing upon patent rights of third parties. As the number of services in our market increases and functionalities increasingly overlap, companies such as ours may become increasingly subject to infringement claims. In addition, these claims also might require us to enter into royalty or license agreements. Any infringement claims, with or without merit, could cause costly litigation that could absorb significant management time. If required to do so, we may not be able to obtain royalty or license agreements, or obtain them on terms acceptable to us. In November 1999, Net MoneyIN filed an action against us in the U.S. District Court in the District of Arizona claiming that we have infringed, induced others to infringe, and contributed to the infringement by others of claims of U.S. Patent No. 5,822,737 and U.S. Patent No. 5,963,917. Net MoneyIN's complaint seeks injunctive relief and unspecified damages. We have received an opinion of our patent counsel that the claims of the Net MoneyIN 737 patent are not infringed by our services. In addition, we believe, based upon consultation with our patent counsel, that the claims of the Net MoneyIN 917 patent are not infringed by our services. However, there can be no assurance that our payment services will not ultimately be determined to infringe the Net MoneyIN patents, and we anticipate that Net MoneyIN will continue to pursue litigation with respect to these claims. See "Business-- Intellectual Property" for more information relating to this lawsuit and to protecting our intellectual property rights and risks relating to claims of infringement upon the intellectual property of others.

We May Not Be Able to Secure Funding in the Future Necessary to Operate Our Business as Planned

      We require substantial working capital to fund our business. We have had significant operating losses and negative cash flow from operations since inception and expect this to continue for the foreseeable future. We expect to use the net proceeds of this offering primarily to continue investments in service development, to expand sales and marketing activities, to fund product development, to fund continued operations and potentially to make future acquisitions. We believe that these proceeds, together with our existing capital resources, will be sufficient to meet our capital requirements for at least the next twelve months. However, our capital requirements depend on several factors, including the rate of market acceptance of our services, the ability to expand our merchant base, the growth of sales and marketing and other factors. If capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders will be reduced, and these equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. Additional financing may not be available when needed on terms favorable to us or at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to develop or enhance our services, take advantage of future opportunities or respond to competitive pressures.

We May Become Subject to Government Regulation and Legal Uncertainties That Would Adversely Affect Our Financial Results

      We are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, export control laws and laws or regulations directly applicable to e-commerce. However, due to the increasing usage of the Internet, it is possible that a number of laws and regulations may be applicable or may be adopted in the future with respect to conducting business over the Internet covering issues such as:

     .  taxes;

     .  user privacy;

     .  pricing;

     .  content;

     .  right to access personal data;

     .  copyrights;

     .  distribution; and

     .  characteristics and quality of services.

      For example, we believe that some of our services may require us to comply with the Fair Credit Reporting Act. As a precaution, we are implementing changes to our systems and processes so that we will be in compliance with the act. Complying with this act requires us to provide information about personal data stored by us or our merchants. Failure to comply with this act could result in claims being made against us.

      Furthermore, the growth and development of the market for e-commerce may prompt more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our services and increase our cost of doing business.

      The applicability of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, export or import matters and personal privacy to the Internet is uncertain. The vast majority of laws were adopted prior to the broad commercial use of the Internet and related technologies. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes to these laws intended to address these issues, including some recently proposed changes in the United States regarding taxation and encryption and in the European Union regarding contract formation and privacy, could create uncertainty in the Internet marketplace and impose additional costs and other burdens. This uncertainty, costs and burden could reduce demand for our services or increase the cost of doing business due to increased costs of litigation or increased service delivery costs.

Our International Business Exposes Us to Additional Foreign Risks

      Services provided to merchants outside the United States accounted for 9.0% of our revenues in 1998 and 24.9% of our revenues for the nine months ended September 30, 1999. We intend to expand our international presence in the future. Conducting business outside of the United States is subject to additional risks that may affect our ability to sell our services and result in reduced revenues, including:

     .  changes in regulatory requirements;

     .  reduced protection of intellectual property rights;

     .  evolving privacy laws in Europe;

     .  the burden of complying with a variety of foreign laws; and

     . political or economic instability or constraints on international trade.

      We rely on different gateway processors to provide credit card processing services for our international transactions than for our domestic transactions. Our international revenue depends on our international merchants' ability to process transactions with these gateway processors. We are currently renegotiating our relationship with one of our international gateway processors. Although we expect a favorable outcome to these negotiations, we can offer no assurance that we will agree upon mutually acceptable terms. If we do not agree upon mutually acceptable terms, this international gateway processor could interrupt or terminate the services provided by it to some of our international merchants. Although we have another international gateway processor in place and are developing relationships with other international gateway processors, an interruption or termination of services provided by this international gateway processor could materially adversely affect our international revenues.

      In addition, some software exports from the United States are subject to export restrictions as a result of the encryption technology in that software and we may become liable to the extent we violate these restrictions. We might not successfully market, sell and distribute our services in local markets and we cannot be certain that one or more of these factors will not materially adversely affect our future international operations, and consequently, our business, financial condition and operating results.

      Also, sales of our services conducted through our subsidiary in the United Kingdom are denominated in Pounds Sterling. We may experience fluctuations in revenues or operating expenses due to fluctuations in the value of the Pound Sterling relative to the U.S. Dollar. We do not currently hedge with respect to currency exchange fluctutations.

Computer Systems and Software Are Critical to Our Operations and any Significant Disruption Due to Year 2000 Non-Compliance Would Adversely Affect Our Business

      Many currently installed computer systems are not capable of distinguishing 21st century dates from 20th century dates. As a result, beginning on January 1, 2000, computer systems and software used by many companies and organizations in a wide variety of industries, including technology, transportation, utilities, finance and telecommunications, will produce erroneous results or fail unless they have been modified or upgraded to process date information correctly. Year 2000 compliance efforts may involve significant time and expense, and uncorrected problems could materially adversely affect our business, financial condition or operating results.

      We have completed audits of our internal systems and are working closely with suppliers of these systems to ensure that all systems are Year 2000 compliant. We have commenced modification or replacement of non-compliant systems as necessary. In addition, we are highly dependent on a few personal computer manufacturing companies for our supply of desktop hardware and peripherals. These suppliers may not be able to deliver on schedule due to Year 2000 issues, which could result in serious disruptions of employee productivity and materially adversely affect our business.

We Intend to Pursue Strategic Acquisitions and Our Business Could Be Materially Adversely Affected if We Fail to Adequately Integrate Acquired Businesses

      As part of our overall business strategy, we intend to pursue strategic acquisitions of complementary businesses or technologies that would provide additional service offerings, additional industry expertise, a broader client base or an expanded geographic presence. From time to time, we have engaged in discussions with third parties concerning potential acquisitions of product lines, technologies and businesses. Any future acquisition could result in the use of significant amounts of cash, potentially dilutive issuances of equity securities, or the incurrence of debt or amortization expenses related to goodwill and other intangible assets, any of which could materially adversely affect our business, operating results and financial condition. In addition, acquisitions involve numerous risks, including:

     . difficulties in the assimilation of the operations, technologies, products and personnel of the acquired company;

     . the diversion of management's attention from other business concerns;

     . risks of entering markets in which we have no or limited prior experience; and

     .  the potential loss of key employees of the acquired company.

Existing Stockholders May Exert Control Over Us to the Detriment of Minority Stockholders

      After completion of this offering, our officers, directors and principal stockholders (i.e., greater than 5% stockholders) together will control approximately 47.4% of our outstanding common stock. As a result, these stockholders, if they act together, may be able to control our management and affairs and matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of CyberSource and might affect the market price of our common stock.

Our Stock Price May Fluctuate Substantially and You May Not Be Able to Resell Your Shares Above the Offering Price

      The market price for the common stock will be affected by a number of factors, including the following:

     . the announcement of new services or service enhancements by us or our competitors;

     . quarterly variations in our or our competitors' results of operations;

     . changes in earnings estimates or recommendations by securities analysts;

     .  developments in our industry; and

     . general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

      In addition, stock prices for many companies in the technology and emerging growth sectors have experienced wide fluctuations that have often been unrelated to the operating performance. These factors and fluctuations, as well as general economic, political and market conditions may materially adversely affect the market price of our common stock.

Sales of Shares Eligible For Future Sale After This Offering Could Cause Our Stock Price to Decline

      If our stockholders sell substantial amounts of our common stock (including shares issued upon the exercise of outstanding options and warrants) in the public market following this offering, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Upon completion of this offering, we will have 23,989,957 outstanding shares of common stock based upon shares outstanding as of September 30, 1999, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options after September 30, 1999. Of these shares, the 3,800,000 shares sold in this offering will be freely transferable without restriction under the Securities Act, unless held by "affiliates" of CyberSource as that term is used under the Securities Act and the Regulations promulgated thereunder. The remaining shares of common stock outstanding after this offering will be available for sale in the public market as follows:

                                                                     Number of
Date of Availability for Sale                                         Shares
-----------------------------                                        ---------
Upon effectiveness..................................................   814,630
December 21, 1999 (180 days after the date of our initial public offering)(1)....................................................... 4,499,300
90 days after the date of this prospectus........................... 9,458,298
Periodically thereafter upon the expiration of one-year holding
 periods............................................................   851,229

--------
(1) Of these 4,499,300 shares, approximately 2.5 million shares will not be tradable until the third business day following the release of the December 31, 1999 quarterly results, pursuant to our insider trading policy.

For further information see "Shares Eligible for Future Sale."

The Anti-Takeover Provisions in Our Certificate of Incorporation Could Adversely Affect the Rights of the Holders of Our Common Stock

      Anti-takeover provisions of Delaware law and our Certificate of Incorporation may make a change in control of CyberSource more difficult, even if a change in control would be beneficial to the stockholders. These provisions may allow the Board of Directors to prevent changes in the management and control of CyberSource. Under Delaware law, our Board of Directors may adopt additional anti-takeover measures in the future.

      One anti-takeover provision that we have is the ability of our Board of Directors to determine the terms of preferred stock and issue preferred stock without the approval of the holders of the common stock. Our Certificate of Incorporation allows the issuance of up to 4,988,842 shares of preferred stock. As of September 30, 1999, there are no shares of preferred stock outstanding. However, because the rights and preferences of any series of preferred stock may be set by the Board of Directors in its sole discretion without approval of the holders of the common stock, the rights and preferences of this preferred stock may be superior to those of the common stock. Accordingly, the rights of the holders of common stock may be adversely affected.

                           FORWARD-LOOKING STATEMENTS

      This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about CyberSource, including, among other things:

     .  risks and uncertainties encountered by early-stage companies;

     . continued growth in e-commerce and Internet infrastructure development;

     . our ability to retain our existing merchants and attract new merchants;

     .  technical difficulties and unanticipated system downtime; and

     .  our relationship with Beyond.com.

      We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                USE OF PROCEEDS

      Net proceeds to CyberSource from the sale of our shares of common stock at the public offering price of $59.00 per share are estimated to be approximately $111.7 million. We will not receive any of the proceeds from the selling stockholders' sale of their shares.

      The principal purpose of this offering is to obtain additional working capital. We expect to use the net proceeds for general corporate purposes, including sales and marketing, product development and other corporate expenses. A portion of the net proceeds may also be used to invest in or acquire complementary businesses or technologies. We currently have no agreements or understandings with respect to any investments or acquisitions. Pending these uses, the net proceeds of this offering will be invested in short-term, investment grade, interest-bearing instruments.

                                DIVIDEND POLICY

      We have never declared or paid any cash dividends on our capital stock. We currently intend to retain earnings, if any, to support the development of our business and do not anticipate paying cash dividends for the foreseeable future. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account factors, such as our financial condition, operating results and current and anticipated cash needs.

                        PRICE RANGE OF OUR COMMON STOCK

      Since our initial public offering on June 23, 1999, our common stock has traded on the Nasdaq National Market under the symbol "CYBS." The following table sets forth the range of high and low closing sales prices of our common stock for the periods indicated:

      Year ending December 31, 1999                              High     Low
      -----------------------------                             ------- -------
      Second Quarter (from June 23, 1999)...................... $14 3/4 $12
      Third Quarter............................................ $55 3/8 $15 1/4
      Fourth Quarter (through November 4, 1999)................ $63 1/2 $45 3/4

      On November 4, 1999, the last reported sale price for our common stock on the Nasdaq National Market was $61 1/4 per share.

                                 CAPITALIZATION

      The following table sets forth the capitalization of CyberSource as of September 30, 1999:

     .  on an actual basis; and

     . as adjusted to give effect to the sale by CyberSource of 2,000,000 shares of common stock offered by CyberSource hereby at the public offering price of $59.00 per share and the receipt of estimated net proceeds.

      This table should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus.

                                                           September 30, 1999
                                                          ---------------------
                                                           Actual   As Adjusted
                                                          --------  -----------
                                                             (in thousands)
Long term debt, including current portion................ $  1,187   $  1,187
                                                          --------   --------
Stockholders' equity:
  Preferred stock, $.001 par value; 4,988,842 shares
   authorized, no shares issued and outstanding -- actual
   as adjusted...........................................       --         --
  Common stock, $.001 par value; 50,000,000 shares
   authorized, 21,989,957 shares issued and
   outstanding, -- actual; 23,989,957 shares issued and
   outstanding -- as adjusted(1).........................       22         24
  Additional paid in capital.............................   70,571    182,317
  Deferred compensation related to stock options.........     (799)      (799)
  Accumulated deficit....................................  (27,848)   (27,848)
                                                          --------   --------
Total stockholders' equity ..............................   41,946    153,694
                                                          --------   --------
    Total capitalization................................. $ 43,133   $154,881
                                                          ========   ========

--------
(1) Excludes 3,131,985 shares of common stock issuable upon exercise of options outstanding at a weighted average exercise price of $7.08 per share and 141,351 shares available for grant as of September 30, 1999 under our 1998 Stock Option Plan and our 1999 Stock Option Plan. Also excludes an additional 500,000 shares reserved for issuance under our 1999 Employee Stock Purchase Plan and an additional 1,100,000 shares reserved for issuance under our 1999 Nonqualified Stock Option Plan. See "Management --
     Stock Plans" and "Executive Compensation" and Note 5 of Notes to Consolidated Financial Statements.

                                    DILUTION

      If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the net tangible book value per share of our common stock after this offering. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after completion of this offering.

      At September 30, 1999, our net tangible book value was $41.7 million or approximately $1.90 per share. Net tangible book value per share represents the amount of our stockholders' equity less intangible assets divided by 21,989,957 shares of common stock. After giving effect to the sale by us of 2,000,000 shares of our common stock hereby at the public offering price of $59.00 per share, and the application of the estimated net proceeds therefrom, our net tangible book value as of September 30, 1999 would have been $153.5 million or $6.40 per share. This represents an immediate increase in net tangible book value of $4.50 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $52.60 per share to the purchasers of common stock in this offering, as illustrated in the following table:

Public offering price per share....................................       $59.00
  Net tangible book value per share as of September 30, 1999....... $1.90
  Increase attributable to new investors...........................  4.50
                                                                    -----
Net tangible book value per share after this offering..............         6.40
                                                                          ------
Dilution per share to new investors................................       $52.60
                                                                          ======

                      SELECTED CONSOLIDATED FINANCIAL DATA

      The following selected consolidated statements of operations data for the period from March 20, 1996 (inception) through December 31, 1996, and for the years ended December 31, 1997 and 1998 and the selected balance sheet data as of December 31, 1997 and 1998 are derived from our audited consolidated financial statements appearing elsewhere in this prospectus. The selected balance sheet data as of December 31, 1996 is derived from our audited consolidated financial statements not included in this prospectus. The consolidated financial data as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 was derived from unaudited financial statements included elsewhere in this prospectus. We have prepared this unaudited information on the same basis as the audited consolidated financial statements and have included all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair presentation of our financial position and operating results for such periods. When you read this consolidated financial data, you should also read the consolidated financial statements and related notes included in this prospectus. The historical results are not necessarily indicative of future results.

                            Period from                        Nine Months
                              March 20       Year Ended           Ended
                           (Inception) to   December 31,      September 30,
                            December 31,  -----------------  -----------------
                                1996       1997      1998     1998      1999
                           -------------- -------  --------  -------  --------
                                 (in thousands, except per share data)
Consolidated Statements
 of Operations Data:
Revenues.................     $   144     $   968  $  3,384  $ 2,281  $  7,883
                              -------     -------  --------  -------  --------
Cost of revenues.........         137         324     3,471    2,197     6,835
                              -------     -------  --------  -------  --------
Gross profit (loss)......           7         644       (87)      84     1,048
Operating expenses:
 Product development.....         338       2,300     3,802    2,534     5,207
 Sales and marketing.....         425       1,988     4,184    2,789    10,256
 General and
  administrative.........         387         681     1,946    1,314     3,528
 Deferred compensation
  amortization...........          --          --        18       --       379
                              -------     -------  --------  -------  --------
Total operating
 expenses................       1,150       4,969     9,950    6,637    19,370
                              -------     -------  --------  -------  --------
Loss from operations.....      (1,143)     (4,325)  (10,037)  (6,553)  (18,322)
Interest income
 (expense), net..........          --         (13)      (48)     (21)      559
                              -------     -------  --------  -------  --------
Net loss.................     $(1,143)    $(4,338) $(10,085) $(6,574) $(17,763)
                              =======     =======  ========  =======  ========
Net loss per share(1)....                          $  (2.05) $ (1.38) $  (1.58)
Shares used in computing
 basic and diluted net
 loss per share(1).......                             4,918    4,763    11,246
Pro forma basic and
 diluted net loss per
 share(1)................                          $  (0.86)          $  (0.98)
Shares used in computing
 pro forma basic and
 diluted net loss per
 share(1)................                            11,740             18,124
Selected Non-Financial
 Operating Data:
Number of transactions
 processed...............                             8,560    4,536    25,526

                                               December 31,
                                           ---------------------  September 30,
                                            1996   1997   1998        1999
                                           ------ ------ -------  -------------
                                                     (in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term
 investments.............................   $ --  $2,000 $11,111     $38,251
Working capital (deficit)................    (61)  2,016   7,554      35,547
Total assets.............................    106   3,735  14,975      48,375
Noncurrent obligations under capital
 leases..................................     --      33     256         545
Redeemable convertible preferred stock...     --   2,097  18,911          --
Total stockholders' equity (net capital
 deficiency) / divisional equity (1996)..    421   1,037  (9,023)     41,946

--------
(1) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used in computing per share amounts. Until December 31, 1997, the Company was operated as a division of Beyond.com Corporation and had no outstanding common or preferred shares, and, therefore, there are no loss per share amounts for the 1996 and 1997 periods.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus.

Overview

      We commenced operations in March 1996 as a division of Beyond.com. From our inception to March 1997, our operating activities related primarily to planning and developing proprietary e-commerce transaction systems, recruiting personnel, raising capital and purchasing operating assets. On December 31, 1997, Beyond.com transferred assets and liabilities related to its e-commerce transaction processing services division to CyberSource. Our financial statements for 1996 and 1997 reflect our operations as a division of Beyond.com through December 31, 1997. Our balance sheet as of December 31, 1997 has been prepared using the historical basis of accounting and includes all the assets and liabilities specifically identifiable to us. Our statements of operations for 1996 and 1997 include all revenues and costs directly attributable to us, including a corporate allocation of the costs of facilities, salaries and employee benefits. Additionally, incremental corporate administration, finance and management costs were allocated to us. We have incurred significant losses since our inception, and through September 30, 1999 had incurred cumulative losses of approximately $33.3 million. We expect to continue to incur substantial operating losses for the foreseeable future.

      We derive substantially all of our revenues from e-commerce monthly transaction processing fees, and, to a lesser extent, support services and digital product rights management fees. Transaction revenues and digital product rights management fees are recognized in the period in which the transactions occur. Our e-commerce transaction processing service revenues are derived from contractual relationships providing revenues on a per transaction basis, generally subject to a monthly minimum or maintenance fee. In general, these contractual relationships provide for a one-year term with automatic renewal and can be cancelled by either party at any time with sixty days prior notice. Support service fees are recognized as the related services are provided and costs are incurred. As our revenues grow, we expect e-commerce transaction processing revenues to become an increasingly larger percentage of our total revenues.

      In view of the rapidly evolving nature of our business and our limited operating history, we believe that period-to-period comparisons of our revenues and operating results, including our gross margin and operating expenses as a percentage of total revenues, are not meaningful and should not be relied upon as indications of future performance. Moreover, we do not believe that our historical growth rates are indicative of future results. Even if our revenues and number of transactions did continue to expand at a steady pace in absolute numbers, our growth rate would decrease.

Results of Operations

      The following discussion does not contain data from the inception period of March 20, 1996 through December 31, 1996, because we believe that amounts from this inception period are not comparable to those for the years ended December 31, 1997 and 1998 due to the different duration of the periods, and due to the limited size of our operations as a division of Beyond.com in that period.

Nine Months Ended September 30, 1998 and 1999

      Revenues. Revenues increased from $2.3 million for the nine months ended September 30, 1998 to $7.9 million for the nine months ended September 30, 1999, an increase of approximately $5.6 million or 245.6%. This increase is due to the addition of merchants and transaction volume increases from existing merchants resulting from the increased market acceptance of e-commerce. Our transactions processed increased from approximately 4.5 million during the nine months ended September 30, 1998 to approximately 25.5 million during the nine months ended September 30, 1999. A press article published in March 1999 attributes to William S. McKiernan, our Chief Executive Officer, a statement that 50 million transactions is a realistic target for 1999. Mr. McKiernan cannot recall making such a statement and believes that it is an interpretation made by the author of the article. Therefore, the statement should not be taken as a forecast. There can be no assurance that we will process 50 million transactions in 1999.

      Cost of Revenues. Cost of revenues consists primarily of costs incurred in the delivery of e-commerce transaction services, including personnel costs in our operations, professional services and merchant support functions, depreciation of capital equipment used in our network infrastructure and costs related to the hosting of our servers at third-party hosting centers in the United States and United Kingdom. Cost of revenues increased from $2.2 million for the nine months ended September 30, 1998 to $6.8 million for the nine months ended September 30, 1999. The increase is due primarily to additional operations and merchant support personnel and related costs and costs associated with our use of a second third-party hosting center in the United States which commenced operations during the quarter ended September 30, 1999. In addition, international cost of revenues increased due to costs associated with a third party payment processing gateway in the U.K. due to increased international transaction volumes.

      Product Development. Product development expenses consist primarily of compensation and related costs of employees engaged in the research, design and development of new services, and to a lesser extent, facility costs and related overhead. Product development expenses increased from $2.5 million for the nine months ended September 30, 1998 to $5.2 million for the nine months ended September 30, 1999. The increase is primarily due to higher personnel related costs resulting from an increase in personnel. We expect product development expenses to increase in absolute dollars as we hire additional personnel and develop new services.

      Sales and Marketing. Sales and marketing expenses consist primarily of compensation of sales and marketing personnel, market research and advertising costs, and, to a lesser extent, facility costs and related overhead. Sales and marketing expenses increased from $2.8 million for the nine months ended September 30, 1998 to $10.3 million for the nine months ended September 30, 1999. The increase is primarily due to an increase in marketing and promotional programs, higher personnel related costs resulting from an increase in personnel and higher sales commissions resulting from an increase in sales. We expect sales and marketing expenses to increase in absolute dollars as we increase our marketing and promotional programs.

      General and Administrative. General and administrative expenses consist primarily of compensation for administrative personnel, fees for outside professional services and, to a lesser extent, facility costs and related overhead. General and administrative expenses increased from $1.3 million for the nine months ended September 30, 1998 to $3.5 million for the nine months ended September 30, 1999. The increase is primarily due to higher personnel related costs resulting from an increase in personnel. We expect general and administrative expenses to increase in absolute dollars to support the expected growth of our business including our expected relocation to a new facility in early 2000.

      Deferred Compensation Amortization. During the nine months ended September 30, 1999, we recorded aggregate unearned compensation in the amount of $1.0 million in connection with the grant of stock options with exercise prices less than the deemed fair value on the respective dates of grant and amortized $0.4 million of deferred compensation during that period. Deferred compensation amortization related to these stock option grants, as well as 1998 stock option grants, will be approximately $0.6 million, $0.4 million and $0.2 million for years 1999, 2000 and 2001 and thereafter.

      Interest Income (Expense), Net. Interest income consists of interest earnings on cash and cash equivalents and increased from $41,000 for the nine months ended September 30, 1998 to $0.8 million for the nine months ended September 30, 1999. The increase is primarily due to an increase in cash, cash equivalents and short-term investments as a result of equity financings completed during 1999, including our initial public offering in June 1999. Interest expense increased from $62,000 for the nine months ended September 30, 1998 to $0.3 million for the nine months ended September 30, 1999. The increase represents interest on an unsecured convertible note issued in August 1998 and interest on capital leases. The convertible note was converted to equity in June 1999.

Years Ended December 31, 1997 and 1998

      Revenues. Revenues increased from $1.0 million in 1997 to $3.4 million in 1998, an increase of approximately $2.4 million or 249.6%. The increase is a result of the addition of merchants and increased transaction volumes from existing customers resulting from the increased market acceptance of e-commerce. Since we were a division of Beyond.com, no revenues were recorded from Beyond.com transactions processed during 1997. During 1998, Beyond.com accounted for approximately 23.7% of our revenues. Given the continued increase in our customer base, we expect Beyond.com's percentage of total revenues to decrease in future periods as new customers increase our transaction volumes and revenues.

      Cost of Revenues. Cost of revenues increased from $0.3 million or 33.5% of revenues in 1997 to $3.5 million or 102.6% of revenues in 1998. The increase in 1998 in dollars and as a percent of revenues is due to an increase of $1.6 million in operations, professional services and merchant support personnel and related costs, an increase of $0.2 million in depreciation expense on capital equipment as well as an increase of $0.3 million in costs related to the hosting of our servers at third party hosting centers in the United States and United Kingdom which include costs for additional space, installation of equipment and additional phone line requirements.

      Product Development. Product development expenses increased from $2.3 million in 1997 to $3.8 million in 1998. The addition of product development personnel during 1998 primarily accounted for the increase.

      Sales and Marketing. Sales and marketing expenses increased from $2.0 million in 1997 to $4.2 million in 1998. The increase is primarily due to higher personnel related costs and increased sales commissions.

      General and Administrative. General and administrative expenses increased from $0.7 million in 1997 to $1.9 million in 1998. The increase is primarily due to higher personnel related costs resulting from the hiring of additional personnel and, to a lesser extent, from salary increases.

      Deferred Compensation Amortization. During the year ended December 31, 1998, we recorded aggregate unearned compensation in the amount of $0.2 million in connection with the grant of stock options during 1998 with exercise prices less than the deemed fair value on the respective dates of grant.

      Interest Income (Expense), Net. Interest income was approximately $0.1 million in 1998. Interest expense of $0.2 million in 1998 represents interest on an unsecured convertible note and interest on capital leases.

      Income Taxes. No provision for federal and state income taxes was recorded as we incurred net operating losses since inception. As of December 31, 1998, we had federal and state net operating loss carryforwards of approximately $8.6 million. If we are not able to use them, the federal and state net operating loss carryforwards will expire in 2006 through 2018. The Tax Reform Act of 1986 imposes substantial restrictions on the utilization of net operating losses and tax credits in the event of a corporation's ownership change, as defined in the Internal Revenue Code. Our ability to utilize net operating loss carryforwards may be limited as a result of such an ownership change. We do not anticipate that a material limitation on our ability to use our carryforwards and credits will result from this offering.

      We have provided a full valuation allowance on our deferred tax assets because of the uncertainty regarding their realization. Our accounting for deferred taxes under Statement of Financial Accounting

Standards No. 109 involves the evaluation of a number of factors concerning the reliability of our deferred tax assets. In concluding that a full valuation allowance was required, we considered such factors as our history of operating losses and expected future losses and the nature of our deferred tax assets.

Quarterly Results of Operations

      The following table presents our unaudited quarterly consolidated statements of operations data and non-financial operating data for the seven quarters ended September 30, 1999. In management's opinion, the consolidated statements of operations data has been prepared substantially on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below in order to present fairly the unaudited quarterly results. The quarterly data should be read in conjunction with our audited consolidated financial statements and the related notes appearing elsewhere in this prospectus.

                                                           Three Months Ended
                                       -----------------------------------------------------------------
                                       Mar 31,  June 30,  Sept 30,  Dec 31,  Mar 31,  June 30,  Sept 30,
                                        1998      1998      1998     1998     1999      1999      1999
                                       -------  --------  --------  -------  -------  --------  --------
                                                             (in thousands)
Consolidated Statements of Operations
 Data:
Revenues.............................  $   639  $   699   $   943   $ 1,103  $ 1,713  $ 2,536   $ 3,634
Cost of revenues.....................      647      655       895     1,274    1,505    2,236     3,094
                                       -------  -------   -------   -------  -------  -------   -------
Gross profit (loss)..................       (8)      44        48      (171)     208      300       540
                                       -------  -------   -------   -------  -------  -------   -------
Operating expenses:
  Product development................      671      808     1,055     1,268    1,322    1,652     2,233
  Sales and marketing................      822      849     1,118     1,395    2,079    4,207     3,970
  General and administrative.........      330      413       571       632      938    1,105     1,485
  Deferred compensation amortization.       --       --        --        18       67      156       156
                                       -------  -------   -------   -------  -------  -------   -------
    Total operating expenses.........    1,823    2,070     2,744     3,313    4,406    7,120     7,844
                                       -------  -------   -------   -------  -------  -------   -------
Loss from operations.................   (1,831)  (2,026)   (2,696)   (3,484)  (4,198)  (6,820)   (7,304)
Interest income (expense), net.......        7       11       (39)      (27)       8      (38)      589
                                       -------  -------   -------   -------  -------  -------   -------
Net loss.............................  $(1,824) $(2,015)  $(2,735)  $(3,511) $(4,190) $(6,858)  $(6,715)
                                       =======  =======   =======   =======  =======  =======   =======
Selected Non-Financial Operating
Data:
Number of transactions processed.....      870    1,193     2,473     4,024    5,800    7,959    11,767

      Revenues increased during each quarter of 1998 and the three quarters of 1999 due to increases in transaction volumes and, to a lesser extent, increases in merchant support services. The increase in cost of revenues during each quarter of 1998 and the three quarters of 1999 is due to an increase in cost related to operations, infrastructure and the hosting of our servers at third-party hosting centers in the United States and United Kingdom, and to a lesser extent, increases in merchant support personnel throughout the period. The gross loss in the quarter ended March 31, 1998 is a result of continued investment in network infrastructure and costs related to the hosting of our servers. The gross loss in the quarter ended December 31, 1998 is a result of an increase of $0.2 million in operations, professional services and merchant support personnel related costs to support anticipated future revenue growth. Product development expense increased during each quarter of 1998 and the three quarters of 1999 principally due to an increase in product development personnel. Sales and marketing expense increased in the three months ended December 31, 1998 and the three months ended March 31, 1999 due to an increase in sales and marketing personnel costs of $0.4 million. The increases in sales and marketing expense in the three months ended June 30, 1999 and September 30, 1999 as compared to the three months ended March 31, 1999 are due primarily to an increases in expenses for marketing and promotional programs by $2.7 million in total and increases in personnel costs during these two quarters. The increase in general and administrative expenses in the nine months ended September 30, 1999 is due to increased accounting and outside service and insurance expenses of $0.3 million. The deferred compensation amortization represents the amortization of unearned compensation in connection with the grant of stock options during 1998 and 1999 at exercise prices less than the deemed fair value on the respective dates of grant.

Liquidity and Capital Resources

      Our cash, cash equivalents and short-term investments increased by approximately $36.3 million from December 31, 1997 to September 30, 1999. This increase resulted from our receipt of approximately $62.7 million in proceeds from the sale of equity securities which was partially offset by our net losses during 1998 and the nine months ended September 30, 1999 as well as the acquisition of equipment used in our network infrastructure. Our investment in property and equipment was approximately $6.4 million, excluding approximately $1.6 million of property and equipment financed under capital leases, during the period from December 31, 1997 to September 30, 1999.

      Net cash used in our operating activities was approximately $8.9 million during 1998 and approximately $14.0 million for the nine months ended September 30, 1999. Cash used in operations during 1998 and the nine months ended September 30, 1999 was primarily due to our net losses and increases in current assets, offset by depreciation and amortization and increases in accounts payable and accrued liabilities. Accounts payable and accrued liabilities increased in those periods primarily due to the expansion of our operations and the related costs and increases in accrued personnel costs related to headcount growth.

      Net cash used in investing activities was approximately $1.4 million during 1998 and approximately $19.7 million during the nine months ended September 30, 1999 and was comprised primarily of purchases of furniture and equipment for new employees, leasehold improvements related to office expansions in both periods and capital equipment used in our network infrastructure and, in the nine months ended September 30, 1999, $14.8 million in purchases of short-term investments. Our planned capital expenditures for the remainder of 1999 are approximately $1.5 million, primarily for capital equipment used in our network infrastructure.

      Net cash provided by financing activities was approximately $19.4 million in 1998 and approximately $46.0 million for the nine months ended September 30, 1999. Net cash provided by financing activities in 1998 was due primarily to proceeds from our issuance of a convertible note payable of $3.0 million and proceeds from the issuance of preferred stock of $16.5 million. Net cash provided by financing activities for the nine months ended September 30, 1999 was due primarily to proceeds from our initial public offering in the amount of $46.2 million.

      The principal balance of $3.0 million of the convertible note payable was converted into 1,657,458 shares of Series E preferred stock on June 7, 1999 at a price of $1.81 per share. These shares converted into 828,729 shares of common stock on June 23, 1999. Interest accrued on the note at a rate of 10.0% per annum, and was payable in quarterly installments. We paid an aggregate amount of $256,000 in interest under the note. See "Transactions between CyberSource and its Officer, Directors and Significant Stockholders -- Option Grants and Agreements with Executive Officers and Directors."

      We believe that the net proceeds from this offering, together with our current cash and investment balances, will be sufficient to meet our working capital and capital requirements for at least the twelve months immediately following the offering. We expect that we will continue to use our cash to fund operations during that period as we hire additional personnel and continue to expand our research and development, sales and marketing and general and administrative activities. In addition, our future capital requirements will depend on many factors including the level of investment we make in new businesses, new products or new technologies. A portion of the net proceeds may be used to invest in or acquire complementary businesses or technologies. We currently have no agreements or understandings with respect to any investments or acquisitions. To the extent that the funds generated by this offering, together with existing resources and future earnings, are insufficient to fund our future activities, we may need to obtain additional equity or debt financing. Additional funds may not be available or, if available, we may not be able to obtain them on terms favorable to our stockholders and us.

Year 2000 Readiness Disclosure

      State of Readiness. We utilize a number of computer software programs and operating systems across our entire organization, including applications used in financial business systems and various administrative functions. To the extent that our software applications contain source code that is unable to appropriately interpret the upcoming Year 2000 and beyond, some level of modification or replacement of applications will be necessary. We believe that our internal Year 2000 issues are limited to information technology, or IT, systems such as software programs and computer operating systems, and we are working closely with the suppliers of these systems to ensure that all systems are Year 2000 compliant. We have compiled certifications and representations of Year 2000 compliance from publishers of all operating systems and software utilized by our employees in the normal course of business. Employing a team made up of internal personnel, we are currently testing the IT Systems to determine if any additional modifications or replacement of these systems is necessary. To date, we do not believe that such additional modifications or replacements are necessary. We anticipate that the final round of testing of these systems will be completed by November 1999.

      We rely on two Internet service providers for our Internet access. Both companies have represented in their public filings with the Securities and Exchange Commission that their systems are fully Year 2000 compliant or that they have processes in place to achieve full compliance before the Year 2000. We are relying on these Internet service providers to accomplish these tasks, but have obtained no contractual commitments from them regarding Year 2000 issues.

      We developed proprietary software to perform the Internet commerce services. We have completed all code reviews and modifications we believe are necessary to make our services Year 2000 compliant. We are currently in the process of conducting the final round of testing to determine if any additional modifications are necessary. To date, we do not believe that additional modifications are necessary. We anticipate that the final round of testing of these systems will be completed by November 1999.

      We are highly dependent on a few personal computer manufacturing companies for our supply of desktop hardware and peripherals. We have reviewed our primary suppliers' plans for the Year 2000 compliance to the extent that Year 2000 issues affect these suppliers' ability to deliver on schedule. Based on our review, we believe that they have made the necessary modifications to or replacement of their affected systems. We have no contractual commitment from our suppliers regarding Year 2000 issues.

      In addition, we have not assessed the Year 2000 readiness of our merchants. Merchants who are not Year 2000 compliant may be unable to utilize our services resulting in a reduction in our revenues. Furthermore, the Internet as a whole, and business conducted on the Internet, may be adversely affected by Year 2000 issues. We have no means of assessing such risk.

      Costs of Addressing Year 2000 Issues. Given the information known at this time about our noncompliant systems, coupled with ongoing, normal course-of-business efforts to upgrade or replace critical systems, as necessary, we do not expect Year 2000 compliance costs to have any material adverse impact on our business. We estimate that total costs for the Year 2000 compliance assessment and remediation will not exceed $100,000. The costs of this assessment and remediation will be paid out of general and administrative expenses.

      Risks of Year 2000 Issues. In light of our assessment and remediation efforts to date, and the planned, normal course-of-business upgrades, we believe that any residual Year 2000 risk, other than Year 2000 risks affecting the Internet as a whole, is limited to non-critical business applications and support hardware. No assurance can be given, however, that all our systems will be Year 2000 compliant or that non-compliance will not have a material adverse effect on our business. We also do not have any assurance that the manufacturers who supply desktop hardware or software for us will be Year 2000 compliant with their internal systems; a reduction in the supply of desktop hardware or software from these suppliers could have a material adverse effect on our business. In this case, we will find alternate suppliers of desktop hardware and software.

      Contingency Plans. We believe that, if our suppliers are not Year 2000 compliant, the reasonably likely worst case would be that we would be unable to receive desktop hardware and software from them on a timely basis which would disrupt employee productivity and could materially adversely affect our business. We have alternate suppliers in place in the event that our current suppliers are not able to provide the necessary hardware and software. With regard to our systems in separately located data center facilities, we expect to complete building and testing of the redundant systems by November 1999. Additionally, our IT, engineering, operations and merchants services departments will be fully staffed 24 hours a day from December 30, 1999 through January 4, 2000 to address issues arising from non-compliance of our services or of our merchants, if any.

Qualitative and Quantitative Disclosures about Market Risk

      We provide our services to customers primarily in the United States and, to a lesser extent, in Europe and elsewhere throughout the world. As a result, our financial results could be affected by factors, such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. All sales are currently made in U.S. Dollars or Pound Sterling. A strengthening of the U.S. Dollar or the Pound Sterling could make our products less competitive in foreign markets. Our interest income is sensitive to changes in the general level of U.S. interest rates. Due to the nature of our cash equivalents and short-term investments, which are primarily money market funds and commercial paper, we have concluded that there is no material market risk exposure.

                                    BUSINESS

Overview

      We are a leading developer and provider of real-time e-commerce transaction services. Through our CyberSource Internet Commerce Suite, we offer services to online merchants for global payment processing, fraud prevention, tax calculation, export compliance, territory management, delivery address verification and fulfillment management.

Industry Background

The Rapid Growth of Internet Commerce

      As the Internet has become an increasingly important communications medium, merchants and consumers have begun using the Internet to buy and sell goods and services. According to International Data Corporation, or IDC, the number of Internet users worldwide will grow from an estimated 142 million at the end of 1998 to an estimated 399 million by 2002. Increasingly, these Internet users are becoming online consumers. IDC forecasts that the actual number of Web buyers worldwide will expand from 48 million in 1999 to approximately 183 million in 2003 and that the amount of worldwide commerce conducted over the Web will increase from $111 billion in 1999 to approximately $1.3 trillion in 2003.

      E-commerce offers both merchants and consumers numerous benefits:

     . Merchants and consumers can interact 24 hours a day, 7 days a week, regardless of their respective locations.

     . Merchants can customize Web site content to match the needs and preferences of individual users by transparently personalizing content for each user.

     . The online store enables merchants to readily increase the number of products and services offered, thereby enhancing the product selection available to customers.

     . Online merchants can avoid investments in physical retail locations.

     . Much of the interaction between merchants and consumers can be automated, resulting in reduced selling costs.

      These benefits allow merchants to focus on growing their customer bases and to market and sell their products around the world in a cost-effective and efficient manner.

      The early adopters of e-commerce were often Internet-centric companies, such as Amazon.com and Beyond.com, which were founded specifically to transact business on the Internet. Today, many businesses consider it essential to offer their goods and services online, and traditional retailers such as department stores, car dealers, and toy stores have opened online stores to supplement their traditional retail models. An increasingly broad selection of products is now being sold online, ranging from the initial online product offerings of books, music, computers and software to more traditional consumer goods such as automobiles, clothes, movie tickets, vitamins and even such personal products as prescription drugs. Accordingly, the need for online transaction processing is affecting virtually all industries.

Transaction Processing Demands

      To succeed online, a merchant must attract customers to its Web site and provide an appealing and easy-to-use environment that encourages customers to place an order by clicking on the "buy" button. Once the customer places an order, the merchant must process the order by effectively and efficiently executing numerous transactions. With the rapid increase in the number of online merchants and the vast array of products and services becoming available online, competition among online merchants is increasingly intense. Due to these competitive pressures, merchants must focus their resources on attracting customers to their Web sites and providing compelling content to keep customers in their online stores. However, as a merchant succeeds in these efforts, the increased number of resulting orders creates another set of complex challenges. These challenges include:

     . Payment processing. The vast majority of online consumer purchases are conducted using credit cards. These credit card transactions should be processed in real-time to confirm an order while the customer is online. Increasingly, merchants are also seeking to process transactions in local currencies around the world.

     . Fraud prevention. Because of the anonymity offered by the Internet and the speed with which one can make purchases, the opportunity for fraud is significant. In e-commerce transactions, because the credit card is not present, a merchant is generally held liable by its bank for the full value of the transaction in the event of credit card fraud even if a pre-authorization had been obtained. Online merchants must find ways to combat this fraud to avoid losing both the product being sold and the related revenue.

     . Sales tax/VAT. An online merchant must comply with many different national, state and local sales tax/value added tax (VAT) regulations that vary depending on merchant and customer locations or product type.

     . Export compliance. Online merchants must ensure that a proposed transaction complies with complex, rapidly changing export regulations that restrict the export of some goods to prohibited countries, persons and entities.

     . Territory management. A transaction may be subject to policies and restrictions imposed by manufacturers that may prohibit the merchant from selling products due to a customer's geographic location.

     . Fulfillment management. Online orders for physical goods must be transmitted to fulfillment centers, distributors or merchant-owned distribution centers for shipment of the goods.

      The online merchant must often address these demands while the customer is waiting online. Information that a traditional retailer can collect during a period of hours, such as fraud screen or export restrictions, often must be available to the online merchant immediately. In addition, the merchant must have an e-commerce system that scales as the business grows, provides a high level of reliability and handles peak loads. The merchant's e-commerce system should also integrate smoothly into its existing business and technology and must support secure, authenticated messaging.

Evolution of E-commerce Transaction Processing Systems

      Early adopters of e-commerce business models typically developed custom transaction processing systems. Merchants that built these systems often faced long development cycles, which delayed their time-to-market. These custom systems often had limited functionality and scalability and high ongoing maintenance costs.

      More recently, online merchants have attempted to address their transaction processing needs by either purchasing or outsourcing discrete systems. Merchants that turn to discrete systems like payment processing are still faced with the need to address other potentially costly and time-consuming transaction processing issues like fraud screening or export control. In addition, merchants that purchase discrete systems often discover that these systems cannot scale as their business grows.

      As the Internet has become an essential marketplace, merchants are increasingly turning to e-commerce service providers with the expertise to deliver a comprehensive solution that shortens time-to-market and maximizes the value of their investment. These transaction processing solutions should be available at a low initial and overall cost and, at the same time, be scalable to support the growth of the online business. A solution should also allow the merchant to maintain control over its online content and customer relationships and to integrate new services easily.

The CyberSource Solution

      We are a leading developer and provider of real-time e-commerce transaction services. Through our CyberSource Internet Commerce Suite, we offer online merchants a solution to the challenges of e-commerce transaction processing. Key benefits of our solution include:

     . Faster time-to-market. Our services and technical support enable online merchants to begin processing transactions without lengthy or costly integration efforts. Our services are invoked by a single common interface, the CyberSource Commerce Component, installed on a merchant's commerce server. This interface is available as a pre-installed part of the commerce server application or as a "plug-in," -- a software module that is pre-configured for use with the merchant's commerce server, making it easy to install and utilize our services. Currently, the CyberSource Commerce Component is integrated or available as a plug-in for popular commerce servers such as those offered by Allaire, BroadVision, Intershop, and Microsoft. In addition, we offer development kits that support installation of this interface in most operating system environments including Microsoft NT, UNIX (Sun Solaris, HP UX, IBM AIX, SCO and others) and Linux.

     . Access to comprehensive suite of services. We provide merchants with on-demand, online access to services that address a broad spectrum of e-commerce transaction processing issues related to global payment processing, fraud prevention, tax calculation, export compliance, territory management, delivery address verification and fulfillment management.

     . Enhanced merchant flexibility and control. Our comprehensive transaction processing solution enables the merchant to choose transaction services a la carte on a per order basis. The merchant has the flexibility to purchase any or all of our offered services for each order as needed. In addition, because our services are provided transparently to the customer, merchants retain complete control over their customers' buying experiences.

     . Global reach. Our services are used by merchants in many countries throughout the world. We have established a network of virtual network access points in 18 countries on 5 continents. In addition, our payment gateways currently support over 100 currencies and provide sales tax/VAT calculations for all Canadian provinces and all countries in the European Union in addition to all United States jurisdictions.

     . Reduced overall costs. Our services enable merchants to effectively process online transactions without the cost of developing and maintaining their own complex transaction processing systems and infrastructure. Furthermore, our services lower transaction costs by reducing fraud and avoiding the shipment of goods to undeliverable physical addresses in the United States and Canada.

      The technology underlying our e-commerce transaction services provides the following benefits:

     . Scalability. Our services allow merchants to deliver consistent quality of service as their transaction volumes grow, and to handle daily and seasonal peak periods. As a result, merchants do not have to expand these areas of their transaction processing infrastructure as their businesses grow.

     . High reliability. Our systems are engineered to provide high reliability, and we provide transaction processing 24 hours a day, 7 days a week. In addition, we offer our merchants support 24 hours a day, 7 days a week.

     . Secure messaging. All communications between the merchant's Web server and our system are facilitated by our Simple Commerce Messaging Protocol, or SCMP. This encrypted protocol allows for digital signature processing, message integrity, and identity verification of all communications between the merchant and us.

     . Real-time responses. Because our services enable online merchants to process e-commerce transactions in real-time, merchants can improve their level of customer satisfaction and reduce their support costs by avoiding delayed responses and minimizing the need for follow-up communications.

Strategy

      Our objective is to be the leading worldwide provider of real-time e-commerce transaction services. Key elements of our strategy include the following:

      Enhance and Extend Our Suite of E-commerce Services. We intend to build upon our scalable, state-of-the-art transaction processing systems to enhance and extend the suite of services we currently offer. By continuing to invest resources in our core transaction processing engine, the CyberSource Internet Commerce Engine, we intend to further improve availability, reliability and scalability. Based on input from our merchants, we plan to introduce new services to solve e-commerce problems as they emerge. For example, in response to merchant demand, in March 1999, we introduced as part of our service suite delivery address verification, which uses database and artificial intelligence technologies to determine whether the merchant's customer has supplied a deliverable street address in the United States or Canada. We also plan to develop support for other payment methods in addition to credit cards, as market demand for such services emerges. To supplement our internal development efforts, we will consider strategic acquisitions of complementary technologies and companies.

      Expand Merchant Customer Base through Improved Brand Recognition and Increased Marketing. To date, we have made significant investments in marketing and branding. We substantially increased our sales and marketing expenses in 1999 from 1998 levels and plan to continue to do so in 2000. We also intend to increase the size of our direct sales force and enter into additional collaborative relationships to generate new merchant customers as well as to increase the number of transaction services used by our existing merchants.

      Utilize Partnerships to Drive Transactions. We intend to utilize or leverage our relationships with our channel partners including reselling partners such as First Data Corp., Paymentech, Bank of America and Vital Processing Services; solutions resellers (who offer hosted storefront services) such as TicketMaster Online-CitySearch and Verio; and our strategic relationships with GE Capital's Equity Capital Group and Visa to increase our transaction volume and create new markets. We intend to enter into additional relationships with other companies that offer similar benefits.

      Increase International Presence and Operations. We intend to expand the availability and brand recognition of our services throughout the world. For example, we maintain our European headquarters in the United Kingdom and have recently established a sales presence in Germany, Australia and Asia. In addition, we have established a payment processing relationship with National Westminster Bank, or NatWest, to expand support for multi-currency payment processing for European and other merchants wishing to support payment and settlement in local European currencies. We plan to enhance these and similar relationships that will allow us to offer payment processing services in all major currencies and sales tax/VAT services in all major nations. We intend to continue building our sales, marketing and operational presence outside of the United States to serve merchants worldwide.

      Build Organization Around the Merchant. We will continue to focus on the needs of our merchants and build our services and organization accordingly. For example, we have established a merchant advisory board which provides us with valuable feedback on how to improve existing services and identifies potential new services. In addition, we conduct market research utilizing focus groups and customer surveys to learn more about our market and business opportunities. Our merchant customers benefit from the collective experience of over 800 merchants as we improve existing services and develop new services.

CyberSource Services

      We provide a suite of e-commerce transaction services designed to simplify merchants' operations and allow them to focus on marketing and merchandising tasks required for their online businesses. Our services are transparent to the merchant's customers. We also offer digital product rights management and professional services.

CyberSource Internet Commerce Suite

      The CyberSource Internet Commerce Suite is offered to online merchants worldwide on a remotely accessed, pay-per-transaction basis. All of our services are accessible through a common software interface residing on the merchant's Web server. The diagram below illustrates the logical flow of an order being processed by our Internet Commerce Suite.


[The graphics depicts a replica of the on screen button with the word "BUY" on the button. Next to the button are six connected circles labeled from left to right "Calculate Tax", "Authorize Payment", "Screen For Fraud", "Verify Delivery Address", "Check Export Compliance" and "Check Distribution Policies". An arrow points to a box labeled "Fulfill Order or Provide Access" which has a line connecting it to two options (1) on top "Physical Product Shipment" which has two connected circles, the first one labeled "Message Fulfillment Center" and the second labeled "Settle Payment" between the two circles the line is labeled "Product Shipment"; (2) on bottom "Digital Products and Services" which has two connected circles, the first one labeled "Issue Rights Deliver Product" and the second labeled "Settle Payment". Below this group connected by a dotted line is a box entitled "Digital Property Preparation, Warehousing, Rights Management".]

      The CyberSource Internet Commerce Suite currently consists of:

 Tax Services     Our tax service calculates sales and use taxes for over 7,000 taxing jurisdictions in the United States and Canada. The
                  service also supports VAT calculation for all countries in the European Union and many others outside the European
                  Union, enabling businesses to comply with most international
                  VAT regulations.

 Payment Services We provide secure, real-time credit card processing services for all major card brands through major processing gateways in the United States (First Data Corp., Paymentech, and Vital
                  Processing Services) and Europe (IBM Global Services and
                  NatWest). These relationships allow us to support payment transactions in over 100 currencies worldwide, including the Euro.

 Risk Management Services        Our Internet fraud screening system uses
                                 artificial intelligence, in conjunction with
                                 an extensive transaction history database, to
                                 allow Internet merchants to predict and
                                 control fraud. The service, which typically
                                 returns a predictive score in fewer than ten
                                 seconds, significantly reduces our merchants'
                                 risk of fraud losses.

                                 In July 1999, we entered into an agreement with Visa U.S.A. pursuant to which Visa has agreed to verify our fraud screening results for transactions paid for by a Visa credit card, enabling us to continually improve the accuracy and predictability of our Internet
                                 Fraud Screen service. This new service is called CyberSource Internet Fraud Screen enhanced by Visa. Improved accuracy translates into lower operational costs for merchants, because they can rely more heavily on automated methods of order screening with lower risk of rejecting valid sales or accepting fraudulent purchases.

 Distribution Control Services   We provide a range of distribution control
                                 services to help ensure merchants comply with
                                 corporate, partner, and government policies
                                 for product and service sales. They include:

                                 .  Export control. Through this service we
                                    help to ensure that online merchants comply with United States Government export regulations, monitoring order acceptance against a rapidly changing list of denied countries, persons or entities and electronically verifying the customer's location using our geolocation technology.

                                 . Policy control. We offer this distribution control service to assist merchants in complying with internal corporate policies and partner marketing and distribution agreements for product sales. Specifically, this service allows merchants to limit product or service distribution to specific territories requested by the business, thereby ensuring compliance with marketing policies or distribution agreements.

 Fulfillment Management Services We support a number of services to help online merchants manage physical and digital product delivery in a secure, efficient fashion. These include:

                                 . Fulfillment messaging. We provide secure fulfillment messaging to simplify the transmission of online orders to fulfillment centers, distributors, and merchant-owned distribution centers. The service handles all message routing and supports secure-mail, file transfer protocol and electronic data interchange formats. In addition, this service works in conjunction with our payment services to comply with card association rules regarding settlement upon product shipment.

                                 . Delivery address verification. This service is designed to prevent merchants from shipping goods to incorrect physical addresses in the United States and Canada.
                                    This service identifies undeliverable
                                    addresses while the customer is still
                                    online so that discrepancies can be
                                    resolved immediately. This service utilizes database and artificial intelligence technologies to confirm in real-time that city/state/zip combinations are correct and that streets and street addresses are valid.


     . Secure digital delivery. We use patented technology and digital certificates to provide simple, secure, electronic delivery of digital content, such as software, music, images and documents. Globally distributed servers provide geographic distribution efficiency.

Digital Products Rights Management

      We provide online digital product registration services which allow digital property owners to specify licensing and distribution conditions. Digital property owners may designate agents authorized to sell or distribute their property, and assign distribution controls by product or geographic location.

      We maintain secure digital warehouses for property owned by, or authorized to be sold by, the transacting merchant. Digital products may be archived in the digital warehouses indefinitely to support returns and replacement.

Professional Services

      Our professional services organization provides business application expertise, technical know-how, and product knowledge to complement our products and assist our merchants in achieving faster time-to-market. Our professional services include planning, implementation, and training. Our planning services include system and resource evaluation, back-office commerce system design, order fulfillment strategies and commerce applications assessment and recommendations. Our implementation services include project management, merchant bank account acquisition, commerce application configuration and activation and commerce application testing and validation. Our training services include digital product preparation, customer service and support training and ongoing site maintenance.

      For the year ended December 31, 1998, revenues derived from transaction processing, support services and digital product rights were approximately 55%, 24% and 21% of total revenues, respectively, compared to 64%, 25% and 11% of total revenues, respectively, for the nine months ended September 30, 1999. These percentages exclude United Kingdom revenues as we did not segregate United Kingdom revenues in 1998 as they represented less than 10% of total revenues. The increase in transaction processing revenues as a percentage of total revenues in the nine months ended September 30, 1999 was due to the increase in transaction volumes during the period.

Merchants and Markets

      We have a broad customer base from a variety of industry groups. Beyond.com accounted for 23.7% of our revenues in 1998 and 15.3% during the nine months ended September 30, 1999. No other customer accounted for 10% or more of our revenues during 1997, 1998 or the nine months ended September 30, 1999. The following is a representative list of customers that have chosen to use our services:

                                                               Consumer Electronics &
  Sporting Goods & Apparel       Books, Music and Video               Hardware
  ------------------------       ----------------------        ----------------------
           BlueFly                    Broadcast.com                     Casio
          Chip Shot                       K-Tel                    Compaq Computer
           FogDog                     Liquid Audio               Creative Computers
            Nike                      Varsity Books                 Eastman Kodak
      The Zone Network                                          Handheld Central LLC
     Retail Merchandise              Health & Beauty                  Software
     ------------------              ---------------                  --------
           Buy.com                     Healthshop                   Babbages etc.
                                   More.com (Greentree
          CyberShop                    Nutrition)                    Beyond.com
        Shopping.com                                                MetaCreations
         Toytime.com                                               SoftwareStreet
                                                                Van Dyke Technologies

Sales and Marketing

      Target customers for our e-commerce transaction services include Internet-centric merchants, including those who have developed custom transaction processing systems and established retailers that have opened online stores to supplement their traditional retail models. We reach these merchants worldwide through a direct sales force as well as through an indirect sales channel that leverages existing sales and marketing infrastructures developed by our partners. In addition to our direct and indirect sales efforts, we work with several strategic partners to promote our e-commerce transaction services. As of September 30, 1999, we had a total of 50 persons in sales and marketing worldwide.

      Direct Sales. Our direct sales force is comprised of dedicated sales professionals that target medium to large Internet commerce merchants that focus primarily on business-to-consumer sales and typically process over 2,500 customer orders per month. In addition, these merchants typically maintain their own online stores. Our direct sales organization consists of account managers and territory managers. Our account managers focus on maintaining high merchant satisfaction and selling additional services to existing merchants, and our territory managers are responsible for attracting new merchants to our services.

      Indirect Sales. Our indirect sales channel is divided into "resellers," "solutions resellers," "web/systems integrators," and "commerce server vendors." These partners have contractual relationships that vary from co-marketing relationships to authorized resale of transaction services.

     . Resellers. Our resellers provide us services as a part of their larger merchant services portfolio, and facilitate the sale and billing of our services. Resellers are authorized to sell our transaction services, as well as our support services. Our resellers include banks and payment services providers such as First Data Corporation, Paymentech, Bank of America, and Vital Processing Services.

     . Solutions resellers. Solutions resellers provide total merchant storefront solutions, typically hosting customized and turnkey storefronts for merchants which include our eCommerce transaction services. Our solutions resellers manage the entire merchant relationship including operations support and transaction services billing, and include ISPs, Portals, or specialized systems integrators such as TicketMaster Online-CitySearch, Verio, and Web Order.

     . Web/systems integrators. These partners assist merchants in the design, development and implementation of online stores, and include Agency.com, ITL Infosys, iXL, Fort Point Partners and USWeb/CKS.

     . Commerce server vendors. Our commerce server vendors design, develop and distribute software that facilitates the deployment of commerce-enabled Web sites, allowing for seamless integration of our eCommerce transaction services and include Allaire, Blue Martini, emercis, Evergreen, IBM, Intershop, InterWorld, Microsoft, Miva, RegiSoft and Vignette.

      Strategic Partners. Our strategic partners include GE Capital and Visa. We work together with our strategic partners to enhance our existing suite of products, develop new services, and drive the adoption of industry standards while further increasing the visibility of our e-commerce services. We currently have contractual relationships with our strategic partners under which we pay commissions to our strategic partners who refer internet merchants to us and with whom we enter into a contractual relationship.

      In July 1999, we entered into an agreement with Visa U.S.A. to jointly develop and promote the CyberSource Internet Fraud Screen enhanced by Visa for use in the United States. The agreement has an initial term until August 2001 and will be automatically extended thereafter until terminated by either party. Visa has agreed to promote and market the new product to its member financial institutions and Internet merchants. During the term of the agreement, we cannot enter into any development or consultation agreements with certain competitors of Visa in the area of Internet fraud detection.

      Marketing. We use a variety of marketing activities to increase market awareness of our services and educate our target audience. In addition to building awareness of our brand, our marketing activities focus on generating leads for our sales efforts. To build awareness and attract new merchants we conduct marketing and partnership programs including advertising, public relations activities, referral programs, co-branded initiatives, virtual seminars and trade shows.

Merchant Support

      We provide a range of merchant activation and sustaining support services to ensure a high level of performance and reliability and to enable merchants to get to market more quickly. We offer two levels of rapid start implementation and two levels of sustaining support services in addition to basic account activation: standard support and premier support. All of these services include transaction reporting, fraud list updating and notification of scheduled and unscheduled system downtime and self-help merchant support tools on our Web site. Merchants may select any combination of implementation and/or sustaining support packages, according to their needs.

      Account Activation. Our account activation level service is intended for use by merchants that receive technical support from a technically qualified third party, an organization that resells the CyberSource Internet Commerce Suite, or by those merchants with sufficient in-house technical expertise. Account activation allows merchants to connect to the CyberSource Internet Commerce Suite, configure all merchant IDs and account information, access test services, gain secure access to our online merchant support center and next business day e-mail support.

      Rapid Start Implementation and Standard Sustaining Support. This level of service is designed to provide support to merchants during regular business hours. It provides all of the services of account activation as well as toll free telephone support from 7 a.m. to 7 p.m., Pacific Time, Monday through Friday, from our merchant support group with a guaranteed four hour response time during business hours. E-mail support with a guaranteed four hour response time and an initial one hour project orientation conference call with our support professionals is also included.

      Rapid Start Premier Implementation and Premier Sustaining Support. Our premier support level provides the implementation and sustaining support benefits of the standard level with the addition of a dedicated merchant support center engineer available during project implementation, and support available 24 hours a day, 7 days a week, via toll-free telephone access or email with a one hour guaranteed response during business hours. Also included are a dedicated business account manager and a review to optimize fraud scoring and other Internet commerce services.

      Through toll-free telephone numbers, our merchants can reach our support desk professionals around the clock. As of September 30, 1999, 22 of our employees were dedicated to merchant support.

Technology

      Our proprietary transaction processing system employs a modular architecture that was designed to scale rapidly and handle the transaction processing demands of our merchants across the Internet. This system is composed of multiple groups of servers and routers acting as a single point of contact for our merchants' transaction processing requirements. The primary software components of our system are the E-Transaction Databases, the Internet Commerce Engine, or ICE, the Internet Commerce Services Applications, the Simple Commerce Messaging Protocol, or SCMP, and the SCMP client. This system utilizes industry standards to maximize our compatibility with our merchants' e-commerce systems. In addition, we have implemented a global network of data centers and access points that are designed to minimize transaction processing time and system failures.

[The graphic depicts a main box with the words "CyberSource Data Centers" above it. Inside the main box top center are the words "Internet Commerce Applications." Below is a row of seven boxes labeled from left to right "Tax Calculation," Global Payment Procedures," "Fraud Prevention," "Delivery Address Verification," "Territory Management," "Export Compliance," and "Fulfillment Management." Below is a box labeled "Internet Commerce Engine" and below that is a graphical representation of a disk labeled "eTransaction Databases." One zigzag line connects the main box with a box on the left. The line is labeled "Secure Commerce Messaging Protocol," the box is labeled "Merchant Commerce Server (SCMP Client)." To the right of the main box are four zigzag lines labeled from to bottom "Paymentech," "First Data Corp.," "NatWest," and "Other External Resources."]

E-Transaction Database Architecture

      Three primary databases form the core of our transaction processing system: the transaction process database which maintains information necessary to process each individual transaction; the decision support database, which processes reports and provides detailed information about merchants' transactions and the digital products rights management database, which manages and reports on the digital property rights that customers have purchased. Our transaction services rely on these databases to store the information necessary to process transactions. For example, our fraud prevention service relies upon a proprietary database of millions of transactions to assess the risk of fraud.

Internet Commerce Engine

      Our ICE manages work flow functions and the required communications between our commerce servers, our database and any external resources including First Data Corp., National Westminster Bank, Paymentech and Vital Processing Services. Our Internet Commerce Engine is designed to meet the transaction processing demands of our merchants in a secure, fast, efficient, reliable, scalable and interoperable manner. Our ICE was designed to scale rapidly to handle peak transaction processing loads. Separate ICE servers share the transaction load from our merchants and provide for immediate backup services should any ICE server fail. Additional ICE servers can be readily added to our data centers to accommodate increased merchant demand.

Internet Commerce Services Applications

      We have developed a set of software applications that perform the services in our Internet Commerce Suite. These services include global payment processing, fraud prevention, tax calculation, export compliance, territory management, delivery address verification and fulfillment management. These applications contain the rules and logic necessary to provide our transaction services to merchants. The applications share resources with the ICE and databases which allow us to efficiently add new application services to meet our customers needs.

Simple Commerce Messaging Protocol

      We have developed the Simple Commerce Messaging Protocol, or SCMP, to enable efficient and secure connections between our ICE and our merchants. In order to ensure secure messaging, SCMP utilizes industry standards for secure communications including the Data Encryption Standard, RSA/public key cryptography and digital certificates. SCMP enables our merchants to securely access our suite of commerce services. Most importantly, SCMP can be integrated into any software product that might require our application services.

SCMP Client

      Our services are invoked by a common programming interface, residing on our merchants' commerce servers. This client may be easily installed with a "plug-in" that is available for most popular commerce servers including those offered by BroadVision, IBM and Microsoft. In addition, we have developed software libraries which act as a client and run on most operating systems including Microsoft NT, UNIX (Sun Solaris, HP UX, IBM AIX, SCO and others) and Linux. A merchant can access our commerce services using either the plug-in or the software libraries that we have developed.

Industry Standards

      The implementation of our architecture is based on and complies with widely accepted industry standards. For example, the ICE utilizes industry standard components from industry leaders such as Cisco, Harbinger, Microsoft, Retail Logic, RSA Data Security, Sun Microsystems and Sybase. Adherence to industry standards provides compatibility with existing applications, enables ease of modification and reduces the need for software modules to be rewritten over time, thus protecting our merchants' investments.

Data Centers and Network Access

      Our data centers are located at leased facilities in Santa Clara, California and London, England. A data center is a facility containing servers, modem banks, network circuits and other physical equipment necessary to connect users to the Internet. These data centers have multiple levels of redundant connectivity to the Internet, back-up power, fire suppression, seismic reinforcement and security surveillance 24 hours a day, 7 days a week. In addition, we have access to 18 "points of presence" located on 5 continents. That access is provided by an Internet service provider and allows us to serve merchants globally. A "point of presence," or POP, is a point along an Internet service provider's network that enables users to connect to the Internet more directly and therefore more quickly. These points of presence provide rapid access to our suite of services and significantly reduce the number of Internet connections a transaction must pass through to reach us.

Product Development

      Our product development team is responsible for the design, development and release of our core infrastructure and services. We have a well-defined software development methodology that we believe enables us to deliver services that satisfy real business needs for the global market while meeting commercial quality expectations. We emphasize quality assurance throughout our software development lifecycle. We believe that a strong emphasis placed on analysis, design and rapid prototyping early in the project lifecycle reduces the number and costs of defects that may be found in later stages. Our development methodology focuses on delivery of product to a global market, enabling localization into multiple languages, multi-currency payment processing, global fraud detection, and local regulatory compliance from a single code base. As of September 30, 1999, we employed 53 persons in our product development organization.

      When appropriate, we utilize third parties to expand the capacity and technical expertise of our internal product development organization. On occasion, we have licensed third-party technology that we feel provides the strongest technical alternative. We believe this approach shortens time-to-market without compromising our competitive position or product quality.

Intellectual Property and Patent Infringement Claim

      Our success depends upon our proprietary technology. We rely on a combination of patent, copyright, trademark and trade secret rights, confidentiality procedures and licensing arrangements to establish and protect our proprietary rights.

      We have been issued one patent and have five applications pending. The issued patent, for a method and system for controlling distribution of software in a multitiered distribution chain, expires in April 2016. We have pending patent applications covering our Internet fraud screen system, digital delivery, delivery address verification and other technologies for services not yet offered for sale to the public. We investigate, define and prepare applications for new patents as a part of the standard product development cycle. Our engineering management team meets on a routine basis to harvest new invention disclosures from the engineering and architecture groups. We cannot assure you that any patent application that we file will issue as a patent, and we cannot assure you that any patent issued to us will not be held invalid or unenforceable based on prior art or for any other reason.

      We believe that numerous patent applications relating to the Internet commerce field have been filed or have issued as patents. From time to time, in the ordinary course of business, we become aware of one or more patents of third parties that we choose to evaluate for a variety of purposes. These purposes may include determining the general contents of patents, reviewing the technological developments of their assignees, and determining whether our technology may overlap. We have not conducted any search to determine whether any of our services or technology could be alleged to infringe upon any patent rights of any third party. We cannot assure you that none of our products, services, and technology infringes any patent of any third party.

      As part of our confidentiality procedures, we generally enter into non-disclosure agreements with our employees, distributors, and corporate partners and into license agreements with respect to our software, documentation and other proprietary information. Despite these precautions, third parties could reverse engineer, copy or otherwise obtain our technology without authorization, or develop similar technology independently. While we police the use of our services and technology through online monitoring and functions designed into SCMP and our ICE, an unauthorized third-party may nevertheless gain unauthorized access to our services or pirate our software. We are unable to determine the extent to which piracy of our intellectual property or software exists. Software piracy is a prevalent problem in our industry. Effective protection of intellectual property rights may be unavailable or limited in foreign countries. We cannot assure you that the protection of our proprietary rights will be adequate or that our competitors will not independently develop similar technology, duplicate our services or design around any intellectual property rights we hold.

      From time to time we may receive notice of claims of infringement of other parties' intellectual property rights. As the number of services in our market increases and functionalities overlap, companies such as ours may become increasingly subject to infringement claims. In July 1999, we received a written notice from Net MoneyIN, Inc. in which Net MoneyIN claimed to have patent rights to certain automated network payment, purchase and processing systems and requested that we review our payment services in light of Net MoneyIN's alleged patent right and proposed licensing terms. Following receipt of the letter, we engaged patent counsel and communicated to Net MoneyIN that we would review our payment services in light of their alleged patent rights. In November 1999, Net MoneyIN filed an action against us in the U.S. District Court in the District of Arizona claiming that we have infringed, induced others to infringe, and contributed to the infringement by others of claims of U.S. Patent No. 5,822,737 and U.S. Patent No. 5,963,917. Net MoneyIN's complaint seeks injunctive relief and unspecified damages. We have received an opinion of our patent counsel that the claims of the Net MoneyIN 737 patent are not infringed by our services. In addition, we believe, based upon consultation with our patent counsel, that the claims of the Net MoneyIN 917 patent are not infringed by our services. However, there can be no assurance that our payment services will not ultimately be determined to infringe the Net MoneyIN patents, and we anticipate that Net MoneyIN will continue to pursue litigation with respect to these claims. The results of any litigation matter are inherently uncertain. In the event of an adverse result in the Net MoneyIN litigation, or in any other litigation with third parties that could arise in the future with respect to intellectual property rights relevant to our services, we could be required to pay substantial damages, including treble damages if we are held to have willfully infringed, to cease the use and sale of infringing services, to expend significant resources to develop non-infringing technology or to obtain licenses to the infringing technology. There can be no assurance that licenses will be available from Net MoneyIN, or any other third party that asserts intellectual property claims against us, on commercially reasonable terms, or at all. In addition, litigation frequently involves substantial expenditures and can require significant management attention, even if we ultimately prevail. Accordingly, we can offer no assurance that the Net MoneyIN matter, or any other infringement claim or litigation against or by us, will not materially and adversely affect our business, operating results and financial condition. Because of the early stage of this litigation, and because Net MoneyIN has sought unspecified damages, neither the ultimate outcome of this litigation nor any costs and payments resulting from the litigation or any settlement can presently be determined.

Competition

      The market for our services is intensely competitive and subject to rapid technological change. We expect competition to intensify in the future. Our primary source of competition comes from online merchants who develop custom systems. These online merchants who have made large initial investments to develop custom systems may be less likely to adopt an outsourced transaction processing strategy. We also face competition from developers of other systems for e-commerce transaction processing such as Clear Commerce, CyberCash, Digital River, Hewlett-Packard (VeriFone), HNC Software, Open Market, PaylinX, ShopNow.com and Signio. In addition, companies, including financial services and credit companies such as First Data Corporation, AT&T and GE Capital, may enter the market for our services. In the future, we also may compete with large Internet-centric companies that derive a significant portion of their revenues from e-commerce and may offer, or provide a means for others to offer, e-commerce transaction services.

      Many of our competitors have longer operating histories, substantially greater financial, technical, marketing or other resources, or greater name recognition than we do. Our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Competition could seriously impede our ability to sell additional services on terms favorable to us. Our current and potential competitors may develop and market new technologies that render our existing or future services obsolete, unmarketable or less competitive. Our current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with other e-commerce transaction service providers, thereby increasing the ability of their services to address the needs of our prospective customers. Our current and potential competitors may establish or strengthen cooperative relationships with our current or future channel partners, thereby limiting our ability to sell services through these channels. Competitive pressures could reduce our market share or require the reduction of the prices of our services, either of which could materially and adversely affect our business, results of operations or financial condition.

      We compete on the basis of certain factors, including:

     .  system reliability;

     .  product performance;

     .  breadth of service offering;

     .  ease of implementation;

     .  time to market;

     .  customer support; and

     .  price.

      We believe that we presently compete favorably with respect to each of these factors. However, the market for our services is still rapidly evolving, and we may not be able to compete successfully against current and potential future competitors.

Facilities

      Our primary offices are located in approximately 32,528 square feet of space in San Jose, California under leases expiring in September 2000 (5,277 square feet) and in January 2001 (27,251 square feet). We also lease space for field sales offices in Jersey City, New Jersey and Los Angeles, California. In addition, we maintain sales and support offices in leased space in Weybridge, United Kingdom. We intend to relocate our primary offices to a new facility in early 2000.

Employees

      As of September 30, 1999, we had a total of 209 employees, including 53 persons in product development, 50 persons in sales and marketing, 59 persons in professional services, operations and customer support, 28 persons in general and administrative services and 19 persons in our offices in the United Kingdom. We also have one employee in each of Australia, Germany and Japan. None of our employees is represented by a labor union, and we consider employee relations to be good.

Regulations

      The following regulations can impact our business now or in the future:

      Fair Credit Reporting Act. Because our Internet fraud screening system assesses the probability of fraud in an Internet credit card transaction, we may be deemed a consumer reporting agency under the Fair Credit Reporting Act. As a precaution, we are implementing changes to our systems and processes so that we will be in compliance with the act. Complying with this act requires us to provide information about personal data stored by us. Failure to comply with this act could result in claims being made against us by individual consumers and the Federal Trade Commission.

      Export Control Regulations. Current export control regulations prohibit the export of strong encryption technology without a license, thereby preventing us from using stronger encryption technology to protect the security of data being transmitted to and from Internet merchants outside of the United States. We have obtained a license to use 168-bit encryption technology with our international merchants, and have applied for a license to use higher levels of encryption technology. We cannot be sure that the license to use stronger encryption technology will be issued. If our application is denied, we will be unable to use stronger than 168-bit encryption technology with our international merchants.

      Internet Tax Freedom Act. Enacted in October 1998 and effective through October 2001, the act bars state or local governments from imposing taxes that would subject buyers and sellers of electronic commerce to taxation in multiple states. The act also bars state and local governments from imposing taxes on Internet access through October 2001. When the act expires or if the act is repealed, Internet access and sales across the Internet may be subject to additional taxation by state and local governments, thereby discouraging purchases over the Internet and adversely affecting our business.

                                   MANAGEMENT

Officers, Directors and Key Employees

      Our officers, key employees and directors, their ages and their positions as of September 30, 1999, are as follows:

 Name                          Age Position(s)
 ----                          --- ----------
 Executive Officers
  William S. McKiernan........  42 Chairman of the Board of Directors and Chief
                                    Executive Officer
  L. Evan Ellis, Jr...........  44 President and Chief Operating Officer
  Charles E. Noreen, Jr.......  38 Vice President of Finance and Administration
                                    and Chief Financial
                                    Officer
  Thomas A. Arnold............  44 Chief Technical Officer
  Erna L. Arnesen.............  47 Vice President of North American Field
                                    Operations
  Anthony V. Bates............  48 Executive Vice President of International
  William E. Donahoo..........  37 Vice President of Marketing
  Robert J. Ford..............  49 Vice President of Engineering
  Eric M. Wun.................  40 Vice President of Operations
 Key Employees
  David D. Daetz..............  34 Vice President of Corporate Business
                                    Development, Worldwide
  Steven W. Klebe.............  43 Vice President of Payment Industry Alliances
  Anthony F. Quilici..........  29 Vice President of Merchant Services
  Tracy L. Wilk...............  40 Vice President of Product Marketing
 Directors
  Bert Kolde(1)(2)............  44 Director
  Linda Fayne Levinson(1)(2)..  57 Director
  Steven P. Novak(1)(2).......  51 Director
  Richard Scudellari(1)(2)....  42 Director and Secretary

--------
(1) Member of Audit Committee.
(2) Member of Compensation Committee.

      William S. McKiernan founded CyberSource and has been our Chief Executive Officer since our inception in December of 1997. In 1994, Mr. McKiernan co-founded Beyond.com, an on-line reseller of computer software, and was its Chairman and Chief Executive Officer from its inception until 1998. He currently serves as Chairman of the Board of Directors of Beyond.com. From 1992 to 1994, Mr. McKiernan was employed by McAfee Associates, Inc. (now known as Network Associates), a developer of computer security software, where he served as President and Chief Operations Officer during its initial public offering in October 1992. Prior to joining McAfee Associates in 1992, Mr. McKiernan was Vice President of Princeton Venture Research, Inc., an investment banking and venture consulting firm from 1990 to 1992. Mr. McKiernan has also held management positions with IBM/ROLM, a telecommunications company, and Price Waterhouse. Mr. McKiernan holds a B.S. from Boston College and an M.B.A. from the Harvard Business School.

      L. Evan Ellis, Jr. joined us in April 1999 and became our President and Chief Operating Officer in August 1999. Prior to that, Mr. Ellis was Vice President of North American Sales. From 1990 to 1999, Mr. Ellis was with Silicon Graphics, Inc., a developer and manufacturer of high performance computer workstations, where he was Senior Vice President of Field Operations for the Americas from October 1997 to April 1999, Senior Vice President of Marketing from May 1997 to October 1997, Vice President of Western

U.S. from October 1995 to May 1997 and Vice President of Field Marketing and Distribution from October 1991 to October 1995. From 1978 to 1990, Mr. Ellis was employed by International Business Machines in various sales and sales management roles. Mr. Ellis received a B.S. in Economics from the University of California, Los Angeles.

      Charles E. Noreen, Jr. has served as our Vice President of Finance and Administration and Chief Financial Officer since joining us in September 1998. Mr. Noreen was employed by RockShox, Inc., a bicycle component manufacturer, first as its Vice President and Chief Financial Officer from May 1996 to July 1998, then as its Vice President of Business Development from July 1998 to September 1998. Mr. Noreen was a partner at Coopers & Lybrand L.L.P. from 1994 to 1996 where he served as an accountant from 1983 to 1996. Mr. Noreen is a certified public accountant and received a B.S. in Business Administration from the University of Southern California.

      Thomas A. Arnold joined us in March 1996 and became as our Chief Technical Officer in June 1999. From October 1989 to March 1996, Mr. Arnold managed applications development at Silicon Graphics, Inc. Mr. Arnold received a B.S. in Public Administration at San Jose State University and an M.B.A. with an emphasis in Information Technology Management from Golden Gate University.

      Erna L. Arnesen joined us in June 1999 as Vice President, Channels and Partners and became our Vice President of North American Field Operations in September 1999. From 1993 to May 1999, Ms. Arnesen was with Silicon Graphics, Inc. where she was Vice President of Global Channels. Prior to working at Silicon Graphics, Inc., Ms. Arnesen held a variety of sales and marketing positions at NeXT Software, Inc., a software developer, and Apple Computer, Inc. Ms. Arnesen received a B.A. in History and Political Science from Wellesley College and an M.B.A. from the Harvard Business School.

      Anthony V. Bates has served as our Executive Vice President of International since joining us in February 1997. From 1996 to 1997, Mr. Bates was Vice President of Worldwide Sales and Marketing for Serena Software International, a software developer. From 1990 to 1996, Mr. Bates was President and Chief Executive Officer of Specialix, Inc., a leading international supplier of data communications products. Mr. Bates received an Honors Degree in Electronics and Electrical Engineering from Newcastle upon Tyne Polytechnic in the United Kingdom.

      William E. Donahoo has served as our Vice President of Marketing since joining us in December 1998. From July 1998 to November 1998, Mr. Donahoo was Vice President of Marketing & Business Development for DigiCash, Inc., a developer of electronic currency, DigiCash filed for Chapter 11 bankruptcy protection in November 1998. From March 1997 to March 1998, Mr. Donahoo was Vice President of Marketing for Novonyx, a network software developer, which he co-founded. From October 1990 to March 1997, Mr. Donahoo was employed by Novell, Inc., a network software developer, first as a product-line manager from October 1990 to October 1996, then as its Vice President of Marketing for the Netware Product Group until March 1997. Mr. Donahoo received a B.S. in Computer Science and an M.B.A. from Brigham Young University.

      Robert J. Ford has served as our Vice President of Engineering since joining us in June 1999. From 1997 to 1999, Mr. Ford was Vice President of Engineering for Extensity, Inc., a vendor of web-based e-business applications. From 1995 to 1997, Mr. Ford served as Vice President of Engineering for Intrinsa Corporation, a developer of defect detection software. From 1992 to 1995, Mr. Ford was Vice President of Engineering for Objectivity, Inc., a developer of database management systems. Mr. Ford was employed by Boole & Babbage, Inc., a vendor of systems management software, from 1980 to 1992, where he was Vice President of Systems from 1989 to 1992. Mr. Ford received a B.S. from Witwatersrand College for Advanced Technical Education in South Africa.

      Eric M. Wun has served as our Vice President of Operations since joining us in March 1999. From August 1998 to February 1999, Mr. Wun was Vice President of Operations for Corio, Inc., a computer application service provider. From December 1996 to August 1998, Mr. Wun was Vice President of Operations for Zip2 Corp., a developer of personalized Web sites. Mr. Wun was Vice President and Data Center Manager for Visa International from February 1992 to October 1996. Mr. Wun received a B.S. in Economics from the University of San Francisco.

      David D. Daetz has served as our Vice President of Worldwide Corporate Business Development since joining us in June 1999. From 1997 to June 1999, Mr. Daetz was Senior Director of Corporate Business Development at Symantec Corporation, a software developer. From 1989 to 1997, Mr. Daetz held senior management positions in business development, product marketing and marketing at Apple Computer, Inc. Mr. Daetz holds a B.S. in Industrial Engineering / Engineering Management and a B.A. in International Relations from Stanford University and an M.B.A. from San Jose State University.

      Steven W. Klebe joined us in April 1997 and became our Vice President of Payment Industry Alliances in January 1999. Prior to January 1999, Mr. Klebe was our Vice President of Business Development and also held a number of sales and marketing positions with us. From 1994 to 1997, Mr. Klebe was Vice President of Sales for CyberCash, a provider of Internet payment services. From 1985 to 1994, Mr. Klebe was employed by VeriFone Corporation, an electronic payment system provider. Mr. Klebe received a B.S. in Marketing from Northeastern University.

      Anthony F. Quilici has served as our Vice President of Merchant Support since February 1999. From February 1998 to February 1999, Mr. Quilici served as Vice President of Operations, and from our inception in December 1997 until February 1998, he served as our Director of Operations. Prior to joining us, Mr. Quilici worked at Silicon Graphics, Inc. as a systems analyst from June 1995 to December 1997 and as a data analyst from July 1992 to June 1995. Mr. Quilici received a B.S. in Management Information Systems from California State University, Chico.

      Tracy L. Wilk has served as our Vice President of Product Marketing since joining us in April 1999. From 1992 to 1999, Mr. Wilk was Vice President of Strategic Alliances and Investments at Visa International. Mr. Wilk received a B.A. in Economics and an M.B.A. from the University of California, Berkeley.

      Bert Kolde has been a director of CyberSource since our inception in December 1997. Mr. Kolde serves as a director, Vice President, Treasurer and Secretary of Vulcan Ventures Inc., an investment organization, Vice Chairman of the Portland Trail Blazers, Seattle Seahawks, Oregon Arena Corporation, and First and Goal Corporation. Mr. Kolde serves as Chairman of the Board of Directors of Click2Learn.com, a provider of online learning services. Mr. Kolde also serves as a director of MetaCreations Corporation, a developer of visual computing software tools and Beyond.com Corporation. Mr. Kolde holds a B.A. in Business Administration from Washington State University and an M.B.A. from the University of Washington.

      Linda Fayne Levinson has been a director of CyberSource since our inception in December 1997. Ms. Levinson has served as a principal of Global Retail Partners, L.P. since April 1997. From 1994 to 1997, she served as President of Fayne Levinson Associates, an independent general management consulting firm that advised major corporations and start-up entrepreneurial ventures. In 1993, Ms. Levinson was a financial adviser with Creative Artists Agency, Inc. From 1989 to 1992, Ms. Levinson was a partner of Wings Partners, Inc., a merchant banking firm and was actively involved in taking Northwest Airlines private. From 1984 to 1987, Ms. Levinson was a Senior Vice President of American Express Travel Related Services, Inc., a payment card company. Prior to that, Ms. Levinson was a partner at McKinsey & Co. Ms. Levinson presently serves as a director of Administaff, Inc., a professional employer organization, Jacobs Engineering Group, Inc., a provider of engineering, design and consulting services, NCR Corporation, a developer of information technology products, GoTo.com, Inc., a developer of search engine technologies, as well as several privately-held companies. Ms. Levinson received her A.B. from Barnard College in Russian Studies, her M.A. from Harvard University in Russian Literature and her M.B.A. from New York University.

      Steven P. Novak has been a director of CyberSource since our inception in December 1997. Mr. Novak is the Managing Director heading C.E. Unterberg, Towbin's Internet Practice. From February 1993 to January 1998,

Mr. Novak served as co-founder, President, and Chief Investment Officer of C.E. Unterberg, Towbin Advisors, a registered investment advisor. Mr. Novak also serves as a director of several privately held companies. Mr. Novak's prior affiliations include, among others, Forstmann Leff Associates, a fund manager, Sanford C. Bernstein & Company, Inc, an independent investment counselor, and Harris Bankcorp, a multibank holding company. Mr. Novak holds a B.S. from Purdue University and an M.B.A. from the Harvard Business School.

      Richard Scudellari has been a director of CyberSource since our inception in December 1997. Mr. Scudellari has been a partner at Morrison & Foerster LLP, a law firm, since February 1999. From 1990 to January 1999 Mr. Scudellari was a partner at Jackson Tufts Cole & Black, LLP., a law firm. Mr. Scudellari holds a B.S. and J.D. from Boston College.

      We currently have authorized five directors. Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. Each of our officers and directors, excluding non-employee directors, devotes substantially full time to our affairs. Our non-employee directors devote such time to our affairs as is necessary to discharge their duties. There are no family relationships among any of our directors, officers or key employees. Two of the five members of our Board of Directors also serve as directors of Beyond.com.

Board Committees

      Our Audit Committee reviews, acts on and reports to our Board of Directors with respect to auditing and accounting matters, including the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices. Ms. Levinson and Messrs. Kolde, Novak, and Scudellari are the members of our Audit Committee.

      Our Compensation Committee establishes salaries, incentives and other forms of compensation for officers and other employees. This Committee also administers our incentive compensation and benefit plans. Ms. Levinson and Messrs. Kolde, Novak, and Scudellari are the members of the Compensation Committee.

Compensation Committee, Insider Participation and Interlocks

      None of the members of our Compensation Committee is an officer or employee of CyberSource. Two members of our Board of Directors also serve as members of the board of directors of Beyond.com. Other than with respect to Beyond.com, no interlocking relationship exists between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has an interlocking relationship existed in the past.

Director Compensation

      We do not pay directors cash compensation for their services as directors or members of committees of the Board of Directors. We do reimburse them for their reasonable expenses incurred in attending meetings of the Board of Directors. In addition, each new non-employee director receives an option to purchase 5,000 shares of our common stock upon joining the Board of Directors. Each incumbent non-employee director is granted an option to purchase an additional 5,000 shares of our common stock thereafter annually on January 1. All options are immediately exercisable upon grant and remain subject to a right of repurchase as determined under the 1999 Option Plan. See "Stock Plans--1999 Option Plan."

Executive Compensation

      The following table sets forth information concerning compensation of our Chief Executive Officer and our other most highly compensated executive officers whose aggregate cash compensation exceeded $100,000 during the year ended December 31, 1998 (collectively, our "Named Executive Officers").

                           Summary Compensation Table

                                                                  Long-Term
                                Annual Compensation              Compensation
                         ------------------------------------ ------------------
Name and Principal                             Other Annual       Securities
Position in 1998          Salary     Bonus(2) Compensation($) Underlying Options
------------------       --------    -------- --------------- ------------------
William S. McKiernan
 Chief Executive Officer
  (1) .................. $144,375(3)      --         --                 --
Anthony V. Bates
 Executive Vice
  President of
  International.........  137,500    $36,500         --             77,500
Thomas A. Arnold
 Chief Technical Officer
  (4)...................  118,688      5,700         --             85,000
Gregory Quinn (5)
 Vice President Sales...  118,693     53,400         --             65,000

--------
(1) Mr. McKiernan also held the position of President until August 1999.

(2) Includes bonus amounts earned in 1998 and paid in 1999.

(3) Does not include $60,000 in deferred compensation earned by Mr. McKiernan in 1994 as President of Beyond.com, allocated to us in connection with the spin off and paid to Mr. McKiernan in 1998.

(4) Until June 1999, Mr. Arnold held the position of Vice President of Engineering and Chief Technology Officer.

(5) Mr. Quinn's employment with us terminated in March 1999.

                       Option Grants In Fiscal Year 1998

      The following table sets forth information for each of our Named Executive Officers concerning stock options granted to them during the fiscal year ended December 31, 1998.

                                                                       Potential Realizable
                                                                         Value at Assumed
                                                                       Annual Rates of Stock
                                                                        Price Appreciation
                                                                        for Option Term(5)
                                                                       ---------------------
                         Number of
                         Securities  Percent of
                         Underlying Total Options Exercise
                          Options    Granted to   Price Per Expiration
                         Granted(1) Employees (2) Share(3)   Date(4)       5%        10%
                         ---------- ------------- --------- ---------- ---------- ----------
William S. McKiernan....       --         --           --          --          --         --
Anthony V. Bates........   50,000       4.27%      $0.045    03/18/08  $   13,789 $   23,437
                           12,500       1.07        0.200    03/18/08       1,572      3,984
                           15,000       1.28        0.540    07/30/08       5,094     12,909
Thomas A. Arnold........   75,000       6.40        0.015    03/18/08      22,933     37,406
                           10,000       0.85        0.540    07/30/08       3,396      8,606
Gregory Quinn...........   50,000       4.27        0.200    03/18/08       6,289     15,937
                           15,000       1.28        0.540    07/30/08       5,094     12,909

--------
(1) Each of the above options was granted pursuant to our 1998 Stock Option Plan. 25% of the options granted vest one year from the date of grant. Thereafter the remaining 75% of the options granted vest monthly over the next three years.

(2) In the last fiscal year, we granted options to employees to purchase an aggregate of 1,170,998 shares.

(3) In determining the fair market value of our common stock, our board of directors considered factors, such as our financial condition and business prospects, our operating results, the absence of a market for our common stock and the risks normally associated with high technology companies. The exercise price may be paid in cash, check, promissory note, shares of our common stock, through a cashless exercise procedure involving same-day sale of the purchased shares or any combination of these methods.

(4) Options may terminate before their expiration dates if the optionee's status as an employee or consultant is terminated or upon the optionee's death or disability.

(5) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock prices.

   Aggregate Option Exercises In Last Fiscal Year and Year-End Option Values

      The following table sets forth information concerning exercises of stock options during the fiscal year ended December 31, 1998 by each of our Named Executive Officers and the number and value of unexercised options held by each of our Named Executive Officers on December 31, 1998.

                                                          Number of
                                                    Securities Underlying   Value of Unexercised In-
                         Shares Acquired  Value    Unexercised Options at     the-Money Options at
Name                       on Exercise   Realized     December 31, 1998       December 31, 1998 (1)
----                     --------------- -------- ------------------------- -------------------------
                                                  Exercisable Unexercisable Exercisable Unexercisable
                                                  ----------- ------------- ----------- -------------
William S. McKiernan....         --           --        --           --           --            --
Anthony V. Bates........     17,187      $ 8,422     3,125       57,188       $5,500      $ 91,426
Thomas A. Arnold........     42,188       21,938     7,813       35,000       13,984        57,450
Gregory Quinn...........         --           --        --       65,000           --       217,200

--------
(1) The value of "in-the-money" stock options represents the positive spread between the exercise price of stock options and the fair market value for our common stock of $3.62 per share as of December 31, 1998, as determined by our Board of Directors.

Stock Plans

      In March 1998, we adopted our 1998 Stock Option Plan. We reserved 1,900,000 shares of common stock for stock option grants under the 1998 Option Plan. Additionally, in January 1999, we adopted our 1999 Stock Option Plan. We reserved 2,500,000 shares of common stock for stock option grants under the 1999 Option Plan. In June 1999, we adopted our 1999 Employee Stock Purchase Plan. We reserved 500,000 shares for issuance under the 1999 Purchase Plan. In October 1999, we adopted our 1999 Nonqualified Stock Option Plan. We reserved 1,100,000 shares for issuance under the 1999 Nonqualified Option Plan. The purpose of each plan is to enhance our long-term stockholder value by offering our employees, directors, officers, consultants, agents, advisors and independent contractors the opportunity to promote and participate in our growth and success, and to encourage these people to remain in our service and acquire and maintain stock ownership in us.

      As of September 30, 1999, options to purchase 3,131,985 shares of common stock were outstanding under the 1998 Plan and the 1999 Option Plan with a weighted average exercise price of $7.08 per share. As of September 30, 1999, options to purchase 141,351 shares were available for grant under the 1998 Option Plan and 1999 Option Plan and options for 1,126,664 shares had been exercised.

      Our Board of Directors, a committee appointed by the Board or, with respect to individual option grants of up to 30,000 shares, a subcommittee of the compensation committee of the Board consisting of our Chairman may administer the Plans.

1999 Stock Option Plan

      The administrator has the authority to select individuals who are to receive options under the 1999 Option Plan and to specify the terms and conditions of options granted (including whether or not the options are incentive or nonstatutory stock options), the vesting provisions, the option term and the exercise price. The 1999 Option Plan provides that we may grant incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 to employees, including our officers and employee directors, and we may grant nonstatutory stock options to employees, consultants and directors, including non-employee directors.

      The exercise price of incentive stock options granted under the 1999 Option Plan shall equal the fair market value of our common stock on the date of grant (except in the case of grants to any person holding more than 10% of the total combined voting power of all classes of our, or any of our parent's or subsidiary's, stock in which case the exercise price shall equal 110% of the fair market value on the date of grant). The exercise price of nonqualified stock options shall not be less than 85% of the fair market value on the date of grant. Option holders may pay for an exercise in cash or other consideration, including a promissory note, as approved by the administrator.

      Generally, options granted under the 1999 Option Plan (other than those granted to non-employee directors) vest at a rate of 25% of the shares underlying the option after one year and the remaining shares vest in equal portions over the following 36 months, so that all shares are vested after four years. The form of stock option grant under the 1999 Option Plan used to grant options to our employees provides for accelerated vesting of half of all unvested shares upon involuntary termination of employment with us without cause occurring within one year of a change in control of CyberSource. Unless otherwise provided by the administrator, an option granted under the 1999 Option Plan generally expires 10 years from the date of grant (five years in the case of an incentive stock option granted to any person holding more than 10% of the total combined voting power of all classes of our, or any of our parent's or subsidiary's, stock or, if earlier, 30 days after the optionee's termination of employment or service with us or any of our affiliates for any reason other than termination for death or disability, or one year after termination for death or total and permanent disability and six months in the case of other types of disability). Options granted under our 1999 Option Plan are not generally transferable by the optionee except by will or the laws of descent and distribution and generally are exercisable during the lifetime of the optionee only by the optionee.

      In the event of (i) a merger or consolidation as a result of which the holders of our voting securities prior to the transaction hold shares representing less than 51% of our voting securities after giving effect to the transaction (other than a merger or consolidation with a wholly-owned subsidiary or where there is no substantial change in our stockholders and the options granted under the 1999 Option Plan are assumed by the successor corporation), or (ii) the sale of all or substantially all of our assets, the successor corporation will assume or substitute the options we have granted under the 1999 Option Plan or shall provide substantially similar consideration to optionees as is provided to the stockholders. In the event the successor corporation refuses to assume or substitute outstanding options as provided above, or in the event of our dissolution or liquidation, outstanding options shall expire, notwithstanding any contrary terms in the grant, on a date specified in a written notice sent to all optionees (which date shall be at least 20 days after the date of the notice).

      The 1999 Option Plan also provides for automatic grants to non-employee directors. Each non-employee director, upon initial election or appointment to the Board of Directors, is entitled to receive options to purchase 5,000 shares of common stock, provided that the election or appointment does not occur within the last quarter of a given year. Thereafter, each non-employee director is entitled to receive options to purchase 5,000 shares of common stock annually on January 1 of each year, provided he or she is a non-employee director on the date of grant and has continuously been an active member of the Board of Directors for the year prior to the grant date. Options granted to non-employee directors pursuant to the automatic grant provisions of the 1999 Option Plan are immediately exercisable, nonqualified stock options with an exercise price equal to the fair market value of our common stock as of the date of grant. Grants to non-employee directors are subject to the general requirements of the 1999 Option Plan.

1998 Stock Option Plan

      The terms of options which we may grant under the 1998 Option Plan are generally the same as those we may grant under the 1999 Option Plan. However, under the 1998 Option Plan, the administrator may not grant options to an individual in any one fiscal year which would permit that individual to purchase more than 250,000 shares of common stock. The administrator may, however, grant a newly-hired optionee a one-time grant of an option to purchase up to an additional 250,000 shares of common stock. Also, the form of stock option grant used to grant options to our employees under the 1998 Option Plan does not provide for accelerated vesting as is provided in the form of stock option grant used to grant options to our employees under the 1999 Option Plan.

      Stock options previously granted under the plans to the executives and directors are described above under "Executive Compensation." At this time we cannot determine the number of shares of common stock that may be subject to options we grant in the future to our executive officers and other officers, key employees and directors.

1999 Employee Stock Purchase Plan

      Our 1999 Employee Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code in order to provide our employees with an opportunity to purchase common stock through payroll deductions. An aggregate of 500,000 shares of common stock has been reserved for issuance under the 1999 Purchase Plan and made available for purchase thereunder, subject to adjustment in the event of a stock split, stock dividend or other similar change in the common stock or our capital structure. All of our employees (and employees of our "subsidiary corporations" and "parent corporations" (as defined by the Internal Revenue Code) designated by the administrator of the 1999 Purchase Plan) whose customary employment is for more than five months in any calendar year and more than 20 hours per week are eligible to participate in the 1999 Purchase Plan. In addition, except for employees who were employees on September 1, 1999, employees must have been employed for twelve months or more to participate in the 1999 Purchase Plan. Non-employee directors, consultants, and employees subject to the rules or laws of a foreign jurisdiction that prohibit or make impractical the participation of such employees in the 1999 Purchase Plan are not eligible to participate in the 1999 Purchase Plan.

      The 1999 Purchase Plan designates offer periods, purchase periods and exercise dates. The Code allows for offer periods of up to 27 months and purchase periods of any length within an offer period. Initially, the purchase periods under the 1999 Purchase Plan coincide with the offer periods such that the purchase periods are of six months' duration commencing each February 1 and August 1 (except that the initial purchase period commenced on September 1, 1999 and will end on January 31, 2000). Exercise dates are the last date of each purchase period, that is July 31 and January 31 under the 1999 Purchase Plan. In the event we merge with or into another corporation or sell all or substantially all of our assets, or in the event certain other transactions in which our stockholders before the transaction own less than 50% of the total combined voting power of our outstanding securities following the transaction, the administrator of the 1999 Purchase Plan may elect to shorten the offer period then in progress.

      On the first day of each offer period, a participating employee is granted a purchase right, which is a form of option to be automatically exercised on the next exercise date. Deductions are to be made from the salary of participants (in accordance with their authorizations) and credited to their accounts under the 1999

Purchase Plan. When the purchase right is exercised, the participant's withheld salary is used to purchase shares of common stock. The price per share at which shares of common stock are to be purchased under the 1999 Purchase Plan for any six month period is the lesser of (A) 85% of the fair market value of the common stock on the date of the grant of the option (the commencement of the offer period) or (B) 85% of the fair market value of the common stock of the exercise date (the last day of the offer period).

      Payroll deductions may range from 1% to 10% (in whole -percentage increments) of a participant's regular base pay, exclusive of bonuses, overtime, shift-premiums, commissions, reimbursements or other expense allowances. Participants may not make direct cash payments to their accounts. For any six-month period the employee may purchase the lesser of $5,000 worth of stock (calculated at the discounted rate) and 500 shares. The Code imposes certain additional limitations on the amount of common stock that may be purchased during any calendar year.

1999 Nonqualified Stock Option Plan

      The administrator has the authority to select individuals who are to receive options under the 1999 Nonqualified Option Plan and to specify the terms and conditions of options granted, the vesting provisions, the option term and the exercise price. The 1999 Nonqualified Option Plan provides that we may grant nonstatutory stock options to employees, consultants and directors.

      The exercise price of the stock options shall not be less than 85% of the fair market value on the date of grant. Option holders may pay for an exercise in cash or other consideration, including a promissory note, as approved by the administrator.

      Generally, options granted under the 1999 Nonqualified Option Plan vest at a rate of 25% of the shares underlying the option after one year and the remaining shares vest in equal portions over the following 36 months, so that all shares are vested after four years. The form of stock option grant under the 1999 Nonqualified Option Plan used to grant options to our employees provides for accelerated vesting of half of all unvested shares upon involuntary termination of employment with us without cause occurring within one year of a change in control of CyberSource. Unless otherwise provided by the administrator, an option granted under the 1999 Option Plan generally expires 10 years from the date of grant (30 days after the optionee's termination of employment or service with us or any of our affiliates for any reason other than termination for death or disability, or one year after termination for death or total and permanent disability and six months in the case of other types of disability). Options granted under our 1999 Nonqualified Option Plan are not generally transferable by the optionee except by will or the laws of descent and distribution and generally are exercisable during the lifetime of the optionee only by the optionee.

      In the event of (i) a merger or consolidation as a result of which the holders of our voting securities prior to the transaction hold shares representing less than 51% of our voting securities after giving effect to the transaction (other than a merger or consolidation with a wholly-owned subsidiary or where there is no substantial change in our stockholders and the options granted under the 1999 Nonqualified Option Plan are assumed by the successor corporation), or (ii) the sale of all or substantially all of our assets, the successor corporation will assume or substitute the options we have granted under the 1999 Nonqualified Option Plan or shall provide substantially similar consideration to optionees as is provided to the stockholders. In the event the successor corporation refuses to assume or substitute outstanding options as provided above, or in the event of our dissolution or liquidation, outstanding options shall expire, notwithstanding any contrary terms in the grant, on a date specified in a written notice sent to all optionees (which date shall be at least 20 days after the date of the notice).

                       PRINCIPAL AND SELLING STOCKHOLDERS

      The following table sets forth information known to us with respect to beneficial ownership of our common stock as of September 30, 1999 as adjusted to reflect the sale of shares offered hereby, by (a) each person known by us to own beneficially more than 5% of the outstanding shares of common stock, (b) each of our directors, (c) each Named Executive Officer (see "Management --
 Executive Compensation"), (d) each selling stockholder, and (e) all current executive officers and directors as a group.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of September 30, 1999 are deemed outstanding. Percentage of beneficial ownership is based upon 21,989,957 shares of common stock outstanding prior to this offering and 23,989,957 shares of common stock outstanding after this offering. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite the person's name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o CyberSource Corporation, 550 S. Winchester Blvd., Suite 301, San Jose, California 95128.

                           Shares Beneficially                Shares Beneficially
                             Owned before the    Number of      Owned after the
                                Offering        Shares to be       Offering
                          --------------------- Sold in the  ---------------------
Name of Beneficial Owner    Number   Percentage   Offering     Number   Percentage
------------------------  ---------- ---------- ------------ ---------- ----------
Named Executive
Officers, Directors and
5% Stockholders:
William S.
 McKiernan(1)...........   5,301,104    24.1%      724,332    4,576,772    19.1%
Bert Kolde(2)...........   2,495,603    11.3       362,283    2,133,320     8.9
Vulcan Ventures, Inc.
 110 110th Avenue NE,
 Suite 550
 Bellevue, WA 98004.....   2,480,603    11.3       357,283    2,123,320     8.9
Linda Fayne
 Levinson(3)............   1,951,634     8.9       278,215    1,673,419     7.0
Global Retail Partners,
 L.P. and its
 affiliates(4)
 2121 Avenue of the
 Stars, Suite 1630
 Los Angeles, CA 90067..   1,931,634     8.8       278,215    1,653,419     6.9
Steven P. Novak(5)......   1,580,624     7.2             0    1,580,624     6.6
General Electric Capital
 Corporation
 260 Longridge Road
 Stamford, CT 06927.....   1,546,554     7.0       222,753    1,323,801     5.5
Entities affiliated with
 C.E. Unterberg,
 Towbin(6)
 Swiss Bank Tower
 10 East 50th Street,
 22nd Floor
 New York, NY 10002.....   1,535,624     7.0             0    1,535,624     6.4
Thomas A. Arnold(7).....      71,728       *        35,000       36,728       *
Richard Scudellari(8)...      55,500       *        15,000       40,500       *
Anthony Bates(9)........      43,551       *        17,000       26,551       *
Charles E. Noreen,
 Jr.(10)................      40,625       *        20,000       20,625       *
Gregory Quinn...........      14,583       *             0       14,583       *
All executive officers
 and directors as a
 group
 (13 persons)(11).......  11,543,869    52.3     1,451,830   10,092,039    41.9

                          Shares Beneficially                   Shares Beneficially
                            Owned before the        Number of     Owned after the
                                Offering           Shares to be       Offering
                          -----------------------  Sold in the  -----------------------
Name of Beneficial Owner   Number     Percentage     Offering    Number     Percentage
------------------------  ----------- -----------  ------------ ----------- -----------
All other Selling
 Stockholders:
John P. Pettitt.........      525,000        2.4%     80,000        445,000        1.9%
Peter C. Blake-
 Burke(12)..............       53,885          *       8,000         45,885          *
Thomas H. Clements(13)..       43,375          *       8,000         35,375          *
Steven W. Klebe(14).....       34,020          *      12,500         21,520          *
Anthony F. Quilici(15)..       27,957          *      10,000         17,957          *
Patricia A. Martin(16)..        7,375          *       2,500          4,875          *
Juan D. Herrera(17).....        6,333          *       1,667          4,666          *
Eric G. Vortriede(18)...        5,343          *       1,000          4,343          *
Nigel Tranter(19).......        4,250          *         500          3,750          *
Ian R. Collins(20)......        3,729          *       1,250          2,479          *

--------
  * Less than 1% of the outstanding common stock.

 (1) Includes 5,029,004 shares of common stock held by Mr. McKiernan and 272,100 shares of common stock held by members of Mr. McKiernan's immediate family. Mr. McKiernan disclaims beneficial ownership of the shares held by his immediate family.

 (2) Includes options to purchase 5,000 shares of common stock exercisable within 60 days of September 30, 1999. Also, includes 2,480,603 shares held by Vulcan Ventures, Inc. Mr. Kolde is a director, the Vice President, Secretary and Treasurer of Vulcan Ventures, Inc. Mr. Kolde disclaims beneficial ownership of the shares owned by Vulcan, except for his proportional interest therein, if any.

 (3) Includes options to purchase 10,000 shares of common stock exercisable within 60 days of September 30, 1999, held by Ms. Levinson. Also includes 1,931,634 shares held by Global Retail Partners, L.P. and its affiliates. Ms. Levinson is a principal of Global Retail Partners, L.P. Ms. Levinson disclaims beneficial ownership of these shares, except for her proportional interest therein, if any.

 (4) Includes 1,238,464 shares of common stock held by Global Retail Partners, L.P., 85,265 shares held by Global Retail Partners Funding, Inc., 80,508 shares held by GRP Partners, L.P., 369,036 shares held by DLJ Diversified Partners, L.P., 137,047 shares held by DLJ Diversified Partners-A, L.P., 13,200 shares held by DLJ ESC II, L.P., 8,114 shares held by DLJ First ESC, L.P. (collectively, the "Global Affiliates").

 (5) Includes 1,535,624 shares of common stock held by the Unterberg Affiliates (as defined below). Mr. Novak disclaims beneficial ownership of these shares, except for his proportional interest therein, if any.

 (6) Includes 57,581 shares of Common Stock held by UT Capital Partners International, LDC (formerly UH Capital Partners International, LDC), 377,759 shares held by UT Technology Partners, LDC (formerly UH Technology Partners, LDC); 841,529 shares held by C. E. Unterberg Towbin Capital Partners I, L.P. (formerly Unterberg Harris Capital Partners I, L.P.); 176,796 shares held by Unterberg Harris Private Equity Partners, L.P.; 37,761 shares held by Unterberg Harris Private Equity Partners, CV; and 44,198 shares held by C.E. Unterberg Towbin LLC (collectively, the "Unterberg Affiliates").

 (7) Includes options to purchase 14,479 shares of common stock exercisable within 60 days of September 30, 1999, held by Mr. Arnold.

 (8) Includes options to purchase 10,000 shares of common stock exercisable within 60 days of September 30, 1999, held by Mr. Scudellari.

 (9) Includes options to purchase 14,428 shares of common stock exercisable within 60 days of September 30, 1999, held by Mr. Bates.

(10) Includes options to purchase 40,625 shares of common stock exercisable within 60 days of September 30, 1999, held by Mr. Noreen.

(11) Includes options to purchase 94,532 shares of common stock exercisable within 60 days of September 30, 1999, held by all directors and executive officers of CyberSource.

(12) Includes options to purchase 5,209 shares of common stock exercisable within 60 days of September 30, 1999, held by Mr. Burke.

(13) Includes options to purchase 6,251 shares of common stock exercisable within 60 days of September 30, 1999, held by Mr. Clements.

(14) Includes options to purchase 8,020 shares of common stock exercisable within 60 days of September 30, 1999, held by Mr. Klebe.

(15) Includes options to purchase 10,845 shares of common stock exercisable within 60 days of September 30, 1999, held by Mr. Quilici.

(16) Includes options to purchase 6,875 shares of common stock exercisable within 60 days of September 30, 1999, held by Ms. Martin.

(17) Includes options to purchase 1,667 shares of common stock exercisable within 60 days of September 30, 1999, held by Mr. Herrera.

(18) Includes options to purchase 2,656 shares of common stock exercisable within 60 days of September 30, 1999, held by Mr. Vortriede.

(19) Includes options to purchase 1,042 shares of common stock exercisable within 60 days of September 30, 1999, held by Mr. Tranter.

(20) Includes options to purchase 1,250 shares of common stock exercisable within 60 days of September 30, 1999, held by Mr. Collins.

                      TRANSACTIONS BETWEEN CYBERSOURCE AND
              ITS OFFICERS, DIRECTORS AND SIGNIFICANT STOCKHOLDERS

Relationship with Beyond.com

      In December 1997, we were spun-off from Beyond.com into a new Delaware corporation, now called CyberSource Corporation. In connection with the spin-off, Beyond.com issued our capital stock to their stockholders such that, following consummation of the spin-off, each of Beyond.com's stockholders held shares of common stock, Series A preferred stock, Series B preferred stock, and Series C preferred stock of CyberSource in equal number and ownership proportion and with the same rights as the stockholder had as a Beyond.com stockholder. On the date of the spin-off, Beyond.com employees were granted stock options in CyberSource based on the extent to which the employees' original options in Beyond.com were vested. Immediately following the spin-off, our employees maintained their outstanding vested stock options in Beyond.com and were granted additional stock options in CyberSource to the extent of their original options. The exercise prices of the original and additional option grants were adjusted to reflect the allocation of the fair market price per share between Beyond.com and our common stock, respectively, at the time of the spin-off.

      We have entered into agreements with Beyond.com for the purpose of defining the ongoing relationship between the two companies. Because between two and four out of five of our directors were also directors of Beyond.com at the time these agreements were negotiated and members of our management team were formerly a part of the management team of Beyond.com, these agreements are not the result of arm's length negotiations. However, we believe the terms of these agreements are no less favorable to us than could have been negotiated with a non-affiliated party. We qualify the following description of these agreements in their entirety by reference to the agreements, which have been filed as exhibits to the registration statement on Form S-1 which we filed on April 30, 1999, as subsequently amended or as an exhibit hereto.

      Under our Conveyance Agreement dated December 31, 1997, we received from
Beyond.com:

     . technology (including rights to all patent applications, trademarks and other of our intellectual property rights);

     .  contracts and licenses with third parties; and

     . tangible assets in connection with credit card processing, fraud screening, export control, territory management and electronic fulfillment services.

In addition, we received employees engaged in the Internet commerce services business from Beyond.com. We believe that we obtained all property from Beyond.com necessary to operate our business. We do not share any property with Beyond.com except for utility tools and improvements to the licensed technology as described below.

      In connection with this transfer, we entered into an Inter-Company Cross-License Agreement with Beyond.com in April 1998, which was amended in May 1998, pursuant to which Beyond.com granted us a non-exclusive, worldwide, perpetual, irrevocable, royalty-free license to (1) internally use technology related to electronic software distribution, and (2) use and sublicense its then existing customer database in connection with fraud detection and verification. Under this agreement, we granted Beyond.com a worldwide, perpetual, irrevocable, royalty-free license to internally use our Sm@rtCert technology and improvements thereto. We also granted Beyond.com the right to modify this technology for purposes of merging the technology into its Cache Manager technology (either alone or in combination with other software) for subsequent sublicense to enterprises and governmental agencies. However, the Cross-License Agreement limits the ability of Beyond.com to use our technology to compete with us. The Cross-License Agreement further provides that the parties shall have joint ownership of utility tools developed jointly prior to the date of the Cross-License Agreement, and any improvements to the licensed technology to the extent jointly developed after the date of the Cross-License Agreement. The Cross-License Agreement also allocates between us and Beyond.com the ownership of the other inventions each party made on or before June 30, 1998. Each party has agreed to indemnify the other against any third party claims regarding the licensee's use of licensed technology that results in a claim against the licensor, except to the extent that the claim is based upon a claim that the licensed technology infringes upon any third party's intellectual property rights.

      We also entered into an Internet Commerce Services Agreement with Beyond.com, pursuant to which we agreed to provide services including credit card processing, fraud screening, export control, territory management and electronic fulfillment. Pursuant to the terms of this agreement, Beyond.com agreed to indemnify us for an amount not to exceed $100,000 against any claim based upon an allegation that the software we distributed infringes upon any third party's intellectual property rights. We agreed to indemnify Beyond.com for an amount not to exceed $100,000 against any claim based upon an allegation that our services, or the use of any software we provided in connection with our services, infringes any third party's intellectual property rights. This agreement was superseded by the CyberSource Internet Commerce Services Agreement entered into by us with Beyond.com effective as of May 1999 pursuant to which we agreed to provide similar services. Under the 1999 agreement, we and Beyond.com agreed to indemnify each other against any claim based upon an allegation that any services or products of the indemnifying party infringe upon any third party's intellectual property rights. The initial term of the 1999 agreement expires on May 1, 2000, and the term of the 1999 agreement automatically renews for additional one-year terms until the 1999 agreement is terminated by either party. During 1998 and the nine months ended September 30, 1999, we recorded approximately $801,000 and $384,000, respectively, of revenues related to these services.

      We entered into a Software License Agreement with Beyond.com on June 30, 1999, pursuant to which we purchased a perpetual, transferable, worldwide license to copy, modify, market and otherwise use technology related to transaction processing services. Pursuant to the terms of the agreement, Beyond.com will not license or otherwise distribute the software to any of our competitors through June 30, 2001, and we will own all modifications or derivative works of the software. Beyond.com will indemnify us against any legal cause of action brought against us to the extent that the cause of action is based on a claim that the software infringes any intellectual property rights of a third party, and we will indemnify Beyond.com against any legal cause of action brought against Beyond.com to the extent that the cause of action is based on a claim that any modification or derivative of the software infringes any intellectual property rights of a third party. The purchase price of the license was $600,000.

Stock and Warrant Issuances

      Since our inception in December 1997, we have issued shares of common stock and shares of preferred stock in private placement transactions each as set forth below.

      In March and April 1998, we issued shares of Series D preferred stock in private placements to investors at a purchase price of $1.08 per share. In October and December 1998, we issued shares of Series E preferred stock in private placements to investors at a purchase price of $1.81 per share. Upon the closing of our initial public offering, each two shares of Series D and Series E Preferred Stock converted into one share of common stock:

                                        Number of Shares of Number of Shares of
                                        Series D Preferred  Series E Preferred
Purchaser(1)                              Stock Purchased     Stock Purchased
------------                            ------------------- -------------------
Vulcan Ventures Incorporated..........        735,231            1,657,459
UT Technology Partners, LDC...........             --              276,243
UT Capital Partners International,
 LDC..................................             --               55,249
UH Technology Partners, LDC...........        294,092                   --
C.E. Unterberg, Towbin Capital
 Partners I, L.P......................             --              176,796
C.E. Unterberg, Towbin LLC............             --               88,397
Unterberg Harris Private Equity
 Partners, L.P........................         60,583               91,050
Unterberg Harris Private Equity
 Partners, C.V........................         12,940               19,448
DLJ Diversified Partners, L.P.........        140,465              316,655
DLJ Diversified Partners-A, L.P.......         52,164              117,596
DLJ ESC II, L.P.......................          8,113               18,289
GRP Partners, L.P.....................         30,643               69,082
Global Retail Partners Funding, Inc...         32,456               73,162
Global Retail Partners, L.P...........        471,390            1,062,674
General Electric Capital Corporation..             --            2,762,431

--------
(1) Each listed purchaser is affiliated with a director of our company. For a description of these affiliations and disclaimers of beneficial ownership, see "Principal and Selling Stockholders."

      Concurrent with the issuance of Series E preferred stock to General Electric Capital Corporation, which beneficially owned more than five percent of our preferred stock, we issued General Electric Capital Corporation warrants to buy 567,910 shares of Series E preferred stock with a weighted average exercise price of $2.64. In connection with our initial public offering, General Electric Capital Corporation exercised the warrants and acquired 165,339 shares of our common stock.

Option Grants and Agreements with Executive Officers and Directors

      We granted to the following senior executive officers and directors options to purchase shares of our common stock on the date, for the number of shares, with an exercise price as indicated opposite each person's name:

                                                         Securities
                                                         Underlying
Name                                      Option Date(1)  Options   Option Price
----                                      -------------- ---------- ------------
L. Evan Ellis............................     4/12/99     150,000     $ 5.720
                                              8/24/99     100,000      25.000

Charles E. Noreen, Jr. ..................    10/19/98     150,000       0.540

Thomas A. Arnold.........................     3/18/98      75,000       0.200
                                              7/30/98      10,000       0.540
                                              1/18/99      65,000       3.620

Anthony V. Bates.........................     3/18/98      62,500       0.200
                                              7/30/98      15,000       0.540
                                              1/18/99      72,500       3.620

Bert Kolde...............................     3/18/98       5,000       0.045
                                              3/18/98       5,000       0.200
                                               1/1/99       5,000       3.620

Linda Fayne Levinson.....................     3/18/98       5,000       0.200
                                               1/1/99       5,000       3.620
                                              5/10/99      10,000       9.000

Steven P. Novak..........................     3/18/98      10,000       0.003
                                              3/18/98      10,000       0.013
                                              3/18/98       5,000       0.045
                                              3/18/98       5,000       0.200
                                               1/1/99       5,000       3.620
                                              5/10/99      10,000       9.000

Richard Scudellari.......................     3/18/98       5,000       0.200
                                               1/1/99       5,000       3.620
                                              5/10/99      10,000       9.000

--------
(1) Options with a grant date in 1998 are subject to the terms of the 1998 Option Plan. Options with a grant date in 1999 are subject to the terms of the 1999 Option Plan.

      All of our directors and executive officers as a group have been granted options to purchase 1,368,500 shares of our common stock at a weighted average exercise price of $7.01378 per share.

      Under the terms of an oral agreement between us and William S. McKiernan, our Chief Executive Officer and Chairman of our Board of Directors, we repaid a balance of $60,000 in January 1998 for unpaid salary that we had accrued on Mr. McKiernan's behalf for services Mr. McKiernan provided to our predecessor, from whom we were spun-off, from the date of its inception through December 31, 1994.

      In July 1998, Mr. McKiernan loaned us $3,000,000 pursuant to a convertible promissory note dated August 7, 1998 that was amended and restated on October 21, 1998. In accordance with the terms of the convertible promissory note, the principal balance of $3,000,000 was converted into 1,657,458 shares of our Series E preferred stock in June 1999 at a price of $1.81 per share. Interest accrued on the note at a rate of 10.0% per annum. We paid an aggregate amount of $256,000 in interest under the note.

      We have entered into indemnification agreements with each of our directors and officers.

                          DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Capital Stock

      We are authorized to issue up to 50,000,000 shares of common stock and 4,988,842 shares of preferred stock. The following description of our capital stock is not complete and is qualified in its entirety by our Certificate of Incorporation and Bylaws, both of which were included as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

      As of September 30, 1999, there were 21,989,957 shares of common stock outstanding. Holders of our common stock are entitled to one vote for each share in all matters required or permitted to be voted on by our stockholders. The Board of Directors may declare a dividend out of funds legally available and the holders of common stock are entitled to receive ratably any such dividends. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all of our assets. Holders of our common stock have no preemptive rights or other subscription rights to convert their shares into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

      The Board of Directors has the authority, without further action by the stockholders, to issue up to 4,988,842 shares of preferred stock in one or more series and to fix the privileges and rights of each series. These privileges and rights may be greater than those of the common stock. The Board of Directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Therefore, we could issue preferred stock quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. Additionally, if we issue preferred stock, then the market price of common stock may decrease, and voting and other rights may be adversely affected. We have no plans to issue any preferred stock.

Certain Charter and Bylaw Provisions

      We are subject to Section 203 of the Delaware General Corporation Law which prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The term "business combination" includes mergers and stock and asset sales. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. The effect of this statute could, among other things, make it more difficult for a third party to gain control of us, discourage bids for the common stock at a premium or otherwise adversely affect the market price of the common stock.

Limitation of Directors' and Officers' Liability; Indemnification

      Our Certificate of Incorporation includes provisions that limit the personal liability of our officers and directors for monetary damages for breach of their fiduciary duties as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law. The Delaware General Corporation Law does not permit a provision in a corporation's certificate of incorporation that would eliminate this liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for any unlawful payment of a dividend or unlawful stock repurchase or redemption, as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

      While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate this duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions described above apply to an officer of a corporation only if he or she is a director of the corporation and is acting in his or her capacity as director, and do not apply to the officers of the corporation who are not directors.

      Our Bylaws provide that, to the fullest extent permitted by the Delaware General Corporation Law, we shall indemnify our directors and officers. In addition, each of our directors and officers has entered into an indemnification agreement with us pursuant to which we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. At present, there is no pending litigation or proceeding involving any of our directors or officers in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Registration Rights

      After completion of this offering, and assuming we comply with other requirements, the holders of approximately 14,519,186 shares of common stock (14,421,686 shares if the over-allotment option is exercised in full) will hold registration rights. These rights are held under the terms of several agreements between us and the holders of these shares of common stock. Under the terms of these agreements, if we propose to register any of our securities under the Securities Act, either for our own account or for other security holders, we must give the holders of registration rights notice of registration and include a portion of their shares of common stock in the registration at our expense. In addition, holders of registration rights may require us to file a registration statement under the Securities Act at our expense with respect to their shares of common stock. We are required to use our commercially reasonable efforts to effect this registration. All of these registration rights are subject to conditions and limitations, among them the right of the underwriters of any offering to limit the number of shares included in such registration and our right not to effect a registration in certain specific situations. Under these agreements, we have agreed to bear all registration expenses (other than underwriting discounts and commissions and fees, and fees and disbursements of counsel of the holders of registration rights subject to limitations). We have agreed to indemnify the holders of registration rights against liabilities under the Securities Act. We are bearing all registration expenses (subject to the exceptions described above) related to the registration statement of which this prospectus is a part.

Listing

      Our common stock is listed on the Nasdaq National Market under the symbol "CYBS."

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company. Its address is 40 Wall Street, New York, NY 10005, and its telephone number is 212-936-5100.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, we will have 23,989,957 shares of common stock outstanding based on shares outstanding as of September 30, 1999, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options after September 30, 1999. Of these shares, the 3,800,000 shares sold in this offering will be freely transferable without restriction under the Securities Act, unless held by "affiliates" of CyberSource as that term is used under the Securities Act and the Regulations promulgated thereunder. The shares of our common stock outstanding after this offering will be available for sale in the public market as follows:

                                    Shares First
                                      Eligible
Days After Date of This Prospectus    for Sale                        Comment
----------------------------------  ------------                      -------
Upon Effectiveness......             3,800,000   Freely tradable shares sold in offering.
Upon Effectiveness......               814,630   Shares saleable under Rules 144 and 701.
December 21, 1999 (1)...             4,499,300   Underwriter lockup entered into in connection with
                                                 our initial public offering released, shares
                                                 saleable under Rules 144 and 701.
90 days.................             9,458,298   Underwriter lockup released; shares saleable under
                                                 Rules 144 and 701.
Periodically                           851,229
 thereafter.............                         Upon the expiration of one-year holding periods.

-------
(1) Of these 4,499,300 shares, approximately 2.5 million shares will not be tradable until the third business day following the release of the December 31, 1999 quarterly results, pursuant to our insider trading policy.

     Of the remaining shares, 4,589,000 sold in our initial public offering are freely tradable without restriction.

     In addition, we intend to file a registration statement on Form S-8 under the Securities Act to register shares of common stock reserved for issuance under the 1998 Option Plan, the 1999 Option Plan and the 1999 Nonqualified Option Plan in the near future, thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. Such registration statement will become effective immediately upon filing. As a consequence up to an additional 114,476 shares will be freely tradable on the effective date of such registration statement, up to 180,507 additional shares will become freely tradable on December 21, 1999, and up to 159,318 additional shares will become freely tradable 90 days after the date of this prospectus.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned restricted shares for at least one year is entitled to sell, within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of common stock (approximately 239,990 shares immediately after this offering based on shares outstanding as of September 30, 1999) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale and other limitations and restrictions In addition, a person who is not deemed to have been an affiliate of CyberSource at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above

     Any employee, officer or director of or consultant to CyberSource who purchased his or her shares prior to the filing of Form S-8 or who holds vested options pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public-information, holding-period, volume-limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding-period restrictions. However, the selling stockholders have agreed not to sell or otherwise dispose of any shares of our common stock for the 90-day period after the date of this prospectus without the prior written consent of the underwriters See "Underwriting."

                                  UNDERWRITING

General

      Subject to the terms and conditions set forth in a purchase agreement between us, the selling stockholders and each of the underwriters named below, we and the selling stockholders have agreed to sell to the underwriters, and each of the underwriters severally and not jointly has agreed to purchase from us and the selling stockholders, the number of shares of our common stock set forth opposite its name below.

                                                                        Number
     Underwriter                                                       of Shares
     -----------                                                       ---------
Merrill Lynch, Pierce, Fenner & Smith
      Incorporated.................................................... 1,520,000
J.P. Morgan Securities Inc. ..........................................   760,000
PaineWebber Incorporated..............................................   760,000
Adams, Harkness & Hill, Inc. .........................................   380,000
C.E. Unterberg, Towbin................................................   380,000
                                                                       ---------
      Total........................................................... 3,800,000
                                                                       =========

      In the purchase agreement, the several underwriters have agreed, subject to the terms and conditions set forth in that agreement, to purchase all of the shares of our common stock being sold under the terms of the agreement if any of the shares of common stock are purchased. In the event of default by an underwriter, the purchase agreement provides that, in certain circumstances, the purchase commitments of non-defaulting underwriters may be increased or the purchase agreement may be terminated.

      We and the selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

      The underwriters have advised us that they propose initially to offer the shares of our common stock to the public at the public offering price set forth on the cover page of this prospectus, and to dealers at such price less a concession not in excess of $1.72 per share of common stock. The underwriters may allow, and such dealers may reallow, a discount not in excess of $.10 per share of common stock to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

Over-Allotment Option

      The selling stockholders have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of an additional 570,000 shares of our common stock at the public offering price set forth on the cover of this prospectus, less the underwriting discount. The underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of our common stock offered hereby. To the extent that the underwriters exercise this option, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of our common stock from the selling stockholders proportionate to such underwriter's initial amount reflected in the foregoing table.

Commissions and Discounts

      The following table shows the per share and total public offering price, underwriting discount to be paid by us and the selling stockholders to the underwriters, the proceeds before expenses to us and the proceeds to the selling stockholders. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment options.

                                     Without
                         Per Share    Option    With Option
                         ---------   -------    -----------
Public offering price...    $59.00 $224,200,000 $257,830,000
Underwriting discount...  $2.87625  $10,929,750  $12,569,213
Proceeds, before
 expenses, to
 CyberSource............ $56.12375 $112,247,500 $112,247,500
Proceeds to selling
 stockholders........... $56.12375 $101,022,750 $133,013,288

      The expenses of this offering, exclusive of the underwriting discount, are estimated at $500,000 and are payable by us.

      The shares of common stock are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

No Sales of Similar Securities

      We and the selling stockholders have agreed not to directly or indirectly:

     . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any shares of our common stock or securities convertible into or exchangeable or exercisable for or repayable with our common stock, whether now owned or later acquired by the person executing the agreement or with respect to which the person executing the agreement later acquires the power of disposition, or file any registration statement under the Securities Act relating to any shares of our common stock (other than shares sold in this offering or hereafter acquired in the public market), or

     . enter into any swap or other agreement or any other agreement that transfers, in whole or in part, the economic consequence of ownership of our common stock whether any such swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the underwriters for a period of 90 days after the date of the prospectus. See "Shares Eligible for Future Sale."

Nasdaq National Market Listing

      Our common stock is listed on the Nasdaq National Market under the symbol "CYBS."

Price Stabilization and Short Positions

      Until the distribution of our common stock is completed, rules of the Commission may limit the ability of the underwriters and selling group members to bid for and purchase our common stock. As an exception to these rules, the underwriters are permitted to engage in transactions that stabilize the price of our common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock.

      The underwriters may create a short position in our common stock in connection with the offering. This means that if they sell more shares of our common stock than are set forth on the cover page of this prospectus, the underwriters may reduce that short position by purchasing our common stock in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

      Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Passive Market Making

      In connection with this offering, certain underwriters and selling group members (if any) who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in our common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act, during the business day prior to the pricing of the offering before the commencement of offers or sales of our common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid of such security; if all independent bids are lowered below the passive market makers bid, however, such bid must then be lowered when certain purchase limits are exceeded.

                                 LEGAL MATTERS

      The validity of the common stock offered hereby will be passed upon for us by Morrison & Foerster LLP, Palo Alto, California. A partner of Morrison & Foerster LLP owns 45,500 shares of our common stock and holds an option to purchase an additional 10,000 shares of our common stock. Legal matters in connection with this offering will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California.

                                    EXPERTS

      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule and the financial statements and schedule of our predecessor division of Beyond.com corporation at December 31, 1997 and 1998 and for the period from March 20, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998, as set forth in their report. We have included our consolidated financial statements and schedule in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to CyberSource and our common stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the North Western Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, NY 10048, and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                            CYBERSOURCE CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS

                                    CONTENTS

Report of Ernst & Young LLP Independent Auditors........................... F-2

Consolidated Financial Statements

Consolidated Balance Sheets................................................ F-3

Consolidated Statements of Operations...................................... F-4

Consolidated Statement of Redeemable Convertible Preferred Stock, Division
 Equity and Stockholders' Equity (Net Capital Deficiency).................. F-5

Consolidated Statements of Cash Flows...................................... F-6

Notes to Consolidated Financial Statements................................. F-7

                REPORT OF ERNST & YOUNG LLP INDEPENDENT AUDITORS

The Board of Directors and Stockholders
CyberSource Corporation

      We have audited the accompanying consolidated balance sheets of CyberSource Corporation as of December 31, 1997 and 1998, and the related consolidated statements of operations, redeemable convertible preferred stock, division equity and stockholders' equity (net capital deficiency), and cash flows of CyberSource Corporation and its predecessor division of Beyond.com Corporation for the period from March 20, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CyberSource Corporation at December 31, 1997 and 1998, and the consolidated results of operations and cash flows of CyberSource Corporation and its predecessor division of Beyond.com Corporation for the period from March 20, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

San Jose, California
February 18, 1999, except
 as to the second
 paragraph of Note 5, as
 to which the date is June
 21, 1999

                            CYBERSOURCE CORPORATION
             and its predecessor division of Beyond.com Corporation

                          CONSOLIDATED BALANCE SHEETS
               (In thousands, except share and per share amounts)

                                                  December 31,
                                                 ---------------  September 30,
                                                  1997    1998        1999
                                                 ------ --------  -------------
                                                                   (Unaudited)
                     Assets
Current assets:
  Cash and cash equivalents..................... $2,000 $ 11,111    $ 23,461
  Short-term investments........................     --       --      14,790
  Accounts receivable, net of allowances of
   $332, $229, and $504 at December 31, 1997 and
   1998, and September 30, 1999.................    466      863       2,079
  Prepaid expenses and other current assets.....    118      411       1,101
                                                 ------ --------    --------
    Total current assets........................  2,584   12,385      41,431
Property and equipment, net.....................  1,151    2,300       6,733
Other noncurrent assets.........................     --      290         211
                                                 ------ --------    --------
    Total assets................................ $3,735 $ 14,975    $ 48,375
                                                 ====== ========    ========
   Liabilities and stockholders' equity (net
               capital deficiency)
Current liabilities:
  Accounts payable.............................. $  269 $    531    $  1,577
  Other accrued liabilities.....................    128      969       3,210
  Deferred revenue..............................    150      120         455
  Current obligations under capital leases......     21      211         642
  Convertible note payable to an officer and
   stockholder..................................     --    3,000          --
                                                 ------ --------    --------
    Total current liabilities...................    568    4,831       5,884
Noncurrent obligations under capital leases.....     33      256         545
Commitments
Redeemable convertible preferred stock:
  Designated shares--24,037,372
  Issued and outstanding shares--7,022,558 at
   December 31, 1997, 16,957,061 at December 31,
   1998 and none at September 30, 1999
   (liquidation preference of $18,616 at
   December 31, 1998)...........................  2,097   18,911          --
Stockholders' equity (net capital deficiency):
  Convertible preferred stock, $0.001 par value:
    Authorized shares--25,000,000 at December
     31, 1998 and 4,988,842 at September 30,
     1999.......................................     --       --          --
    Issuable in series; see above as to series
     designated as redeemable and shares issued
  Common stock, $0.001 par value:
    Authorized shares--50,000,000
    Issued and outstanding shares--4,535,000 at
     December 31, 1997, 5,406,536 at December
     31, 1998 and 21,989,957 at September 30,
     1999.......................................      5        5          22
  Additional paid-in capital....................  1,032    1,199      70,571
  Deferred compensation.........................     --     (142)       (799)
  Accumulated deficit...........................     --  (10,085)    (27,848)
                                                 ------ --------    --------
    Total stockholders' equity (net capital
     deficiency)................................  1,037   (9,023)     41,946
                                                 ------ --------    --------
    Total liabilities and stockholders' equity
     (net capital deficiency)................... $3,735 $ 14,975    $ 48,375
                                                 ====== ========    ========

                            See accompanying notes.

                            CYBERSOURCE CORPORATION
             and its predecessor division of Beyond.com Corporation

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                           Period From
                            March 20,
                               1996                                 Nine Months Ended
                          (Inception) to Years Ended December 31,     September 30,
                           December 31,  ------------------------   -------------------
                               1996         1997          1998        1998      1999
                          -------------- ------------ ------------  --------  ---------
                                                                       (Unaudited)
Revenues................     $   144     $       968  $      3,384  $  2,281  $   7,883
Cost of revenues........         137             324         3,471     2,197      6,835
                             -------     -----------  ------------  --------  ---------
Gross profit (loss).....           7             644           (87)       84      1,048
Operating expenses:
  Product development...         338           2,300         3,802     2,534      5,207
  Sales and marketing...         425           1,988         4,184     2,789     10,256
  General and
   administrative.......         387             681         1,946     1,314      3,528
  Deferred compensation
   amortization.........          --              --            18        --        379
                             -------     -----------  ------------  --------  ---------
Total operating
 expenses...............       1,150           4,969         9,950     6,637     19,370
                             -------     -----------  ------------  --------  ---------
Loss from operations....      (1,143)         (4,325)      (10,037)   (6,553)   (18,322)
Interest income.........          --              --           108        41        809
Interest expense........          --             (13)         (156)      (62)      (250)
                             -------     -----------  ------------  --------  ---------
Net loss................     $(1,143)    $    (4,338) $    (10,085) $ (6,574) $ (17,763)
                             =======     ===========  ============  ========  =========
Basic and diluted net
 loss per share.........                              $      (2.05) $  (1.38) $   (1.58)
                                                      ============  ========  =========
Shares used in computing
 basic and diluted net
 loss per share.........                                     4,918     4,763     11,246
                                                      ============  ========  =========
Pro forma basic and
 diluted net loss per
 share..................                              $      (0.86)           $   (0.98)
                                                      ============            =========
Shares used in computing
 pro forma basic and
 diluted net loss per
 share..................                                    11,740               18,124
                                                      ============            =========


                            See accompanying notes.

                            CYBERSOURCE CORPORATION
             and its predecessor division of Beyond.com Corporation

       CONSOLIDATED STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK, DIVISION EQUITY AND STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)

                      (In thousands, except share amounts)

          Period from March 20, 1996 (inception) to September 30, 1999

                              Redeemable
                              Convertible       Division
                            Preferred Stock      Equity                       Stockholders' Equity
                          --------------------  --------  -------------------------------------------------------------
                                                                                                              Total
                                                                                                          Stockholders'
                                                            Common Stock    Additional Deferred Accumu-      Equity
                                                          -----------------  Paid-In   Compen-   lated    (Net Capital
                            Shares     Amount    Amount     Shares   Amount  Capital    sation  Deficit    Deficiency)
                          -----------  -------  --------  ---------- ------ ---------- -------- --------  -------------
Funding provided by
 Beyond.com
 Corporation............           --  $    --  $ 1,564           --  $ --   $    --    $   --  $     --     $    --
Net loss and
 comprehensive loss.....           --       --   (1,143)          --    --        --        --        --          --
                          -----------  -------  -------   ----------  ----   -------    ------  --------     -------
Balance at December 31,
 1996...................           --       --      421           --    --        --        --        --          --
Funding provided by
 Beyond.com
 Corporation............           --       --    7,051           --    --        --        --        --          --
Net loss and
 comprehensive loss.....           --       --   (4,338)          --    --        --        --        --          --
Incorporation of
 CyberSource and
 issuance of redeemable
 convertible preferred
 stock and common stock
 in December 1997 upon
 capital stock dividend
 from Beyond.com
 Corporation............    7,022,558    2,097   (3,134)   4,535,000     5     1,032        --        --       1,037
                          -----------  -------  -------   ----------  ----   -------    ------  --------     -------
Balance at December 31,
 1997...................    7,022,558    2,097       --    4,535,000     5     1,032        --        --       1,037
Issuance of common stock
 under stock option
 plan...................           --       --       --      871,536    --         7        --        --           7
Issuance of Series D
 redeemable convertible
 preferred stock, net of
 issuance costs of $20..    1,851,850    1,980       --           --    --        --        --        --          --
Issuance of Series E
 redeemable convertible
 preferred stock, net of
 issuance costs of
 $114...................    8,082,653   14,516       --           --    --        --        --        --          --
Issuance of warrants to
 Visa and GE Capital....           --      318       --           --    --        --        --        --          --
Deferred compensation
 related to stock option
 grants.................           --       --       --           --    --       160      (160)       --          --
Amortization of
 deferred compensation..           --       --       --           --    --        --        18        --          18
Net loss and
 comprehensive loss.....           --       --       --           --    --        --        --   (10,085)    (10,085)
                          -----------  -------  -------   ----------  ----   -------    ------  --------     -------
Balance at December 31,
 1998...................   16,957,061   18,911       --    5,406,536     5     1,199      (142)  (10,085)     (9,023)
Common shares issued for
 services (unaudited)...           --       --       --       22,500    --        81        --        --          81
Issuance of common stock
 under stock option plan
 (unaudited)............           --       --       --      255,128     1       175        --        --         176
Deferred compensation
 related to stock option
 grants (unaudited).....           --       --       --           --    --     1,036    (1,036)       --          --
Issuance of common stock
 in Initial Public
 Offering net of
 issuance costs of $848
 (unaudited)............           --       --       --    4,600,000     4    46,181        --        --      46,185
Conversion of note
 payable from Officer
 and Stockholder into
 Series E preferred
 stock (unaudited)......    1,657,458    3,000       --           --    --        --        --        --          --
Net exercise of warrants
 (unaudited)............      774,512       --       --           --    --        --        --        --          --
Conversion of preferred
 stock into common stock
 upon Initial Public
 Offering (unaudited)...  (19,389,031) (21,911)           11,705,793    12    21,899        --        --      21,911
Amortization of deferred
 compensation
 (unaudited)............           --       --       --           --    --        --       379        --         379
Net loss and
 comprehensive loss
 (unaudited)............           --       --       --           --    --        --        --   (17,763)    (17,763)
                          -----------  -------  -------   ----------  ----   -------    ------  --------     -------
Balance at September 30,
 1999 (unaudited).......           --  $    --  $    --   21,989,957  $ 22   $70,571    $ (799) $(27,848)    $41,946
                          ===========  =======  =======   ==========  ====   =======    ======  ========     =======

                            See accompanying notes.

                            CYBERSOURCE CORPORATION
             and its predecessor division of Beyond.com Corporation

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             Period From                        Nine Months
                            March 20, 1996   Years Ended           Ended
                            (Inception) to   December 31,      September 30,
                             December 31,  -----------------  -----------------
                                 1996       1997      1998     1998      1999
                            -------------- -------  --------  -------  --------
                                             (In thousands)
                                                                (Unaudited)
Operating activities
Net loss..................     $(1,143)    $(4,338) $(10,085) $(6,574) $(17,763)
Adjustments to reconcile
 net loss to net cash used
 in operating activities:
  Common stock issued for
   services rendered......          --          --        --       --        81
  Depreciation and
   amortization...........          73         325       778      500     1,527
  Amortization of deferred
   compensation...........          --          --        18       --       379
  Changes in assets and
   liabilities:
   Accounts receivable....         (35)       (431)     (397)    (330)   (1,216)
   Prepaid expenses and
    other current assets..         (70)        (48)     (293)    (151)     (611)
   Accounts payable.......         122         147       262      683     1,046
   Other accrued
    liabilities...........          19         109       841      497     2,241
   Deferred revenue.......          26         124       (30)     (38)      335
                               -------     -------  --------  -------  --------
Net cash used in operating
 activities...............      (1,008)     (4,112)   (8,906)  (5,413)  (13,981)
Investing activities
Purchases of property and
 equipment................        (556)       (927)   (1,419)    (800)   (4,899)
Purchase of short-term
 investments..............          --          --        --       --   (14,790)
                               -------     -------  --------  -------  --------
Net cash used in investing
 activities...............        (556)       (927)   (1,419)    (800)  (19,689)
Financing activities
Proceeds from issuance of
 convertible note payable
 to an officer and
 stockholder..............          --          --     3,000    3,000        --
Principal payments on
 capital lease
 obligations..............          --         (12)      (67)     (21)     (341)
Financing provided by
 Beyond.com Corporation...       1,564       7,051        --       --        --
Loan to Beyond.com
 Corporation..............          --          --      (400)    (400)       --
Repayment of loan by
 Beyond.com Corporation...          --          --       400      400        --
Proceeds from issuance of
 redeemable convertible
 preferred stock, net.....          --          --    16,496    1,980        --
Proceeds from Initial
 Public Offering..........          --          --        --       --    46,185
Proceeds from exercise of
 stock options............          --          --         7       --       176
                               -------     -------  --------  -------  --------
Net cash provided by
 financing activities.....       1,564       7,039    19,436    4,959    46,020
                               -------     -------  --------  -------  --------
Net increase (decrease) in
 cash and cash
 equivalents..............          --       2,000     9,111   (1,254)   12,350
Cash and cash equivalents
 at beginning of period...          --          --     2,000    2,000    11,111
                               -------     -------  --------  -------  --------
Cash and cash equivalents
 at end of period.........     $    --     $ 2,000  $ 11,111  $   746  $ 23,461
                               =======     =======  ========  =======  ========
Supplemental schedule of
 cash flow information
Interest paid.............     $    --     $    --  $    156  $    61  $    250
Supplemental schedule of
 noncash financing
 activities
Property and equipment
 acquired under capital
 leases...................     $    --     $    66  $    480  $    --  $  1,061
Issuance of warrants to
 Visa and GE Capital......     $    --     $    --  $    318  $    --  $     --
Deferred compensation
 related to stock option
 grants...................     $    --     $    --  $    160  $    --  $  1,036
Conversion of note payable
 to an officer and
 stockholder into
 redeemable convertible
 preferred stock..........     $    --     $    --  $     --  $    --  $  3,000
Conversion of redeemable
 convertible preferred
 stock into common stock..     $    --     $    --  $     --  $    --  $ 21,911

                            See accompanying notes.

                            CYBERSOURCE CORPORATION
             and its predecessor division of Beyond.com Corporation

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)

1. Summary of Significant Accounting Policies

The Company

      CyberSource Corporation (the Company) was incorporated in the state of Delaware on December 30, 1997. Prior to its incorporation, the Company operated as a division of Beyond.com Corporation (Beyond.com). The Company is a developer and provider of real time e-commerce transaction services.

Basis of Presentation

      The accompanying consolidated financial statements reflect the financial position and results of operations of the Company and its wholly owned subsidiary and the predecessor division of Beyond.com. All intercompany transactions and balances have been eliminated.

      On December 31, 1997, Beyond.com transferred assets and liabilities to its wholly owned subsidiary, CyberSource Corporation. Upon this transfer, Beyond.com distributed capital stock in the form of a dividend to all existing stockholders of Beyond.com on a pro rata basis such that the stockholders of the Company were the same as the stockholders of Beyond.com at the time of the distribution (the Spin-off). The accompanying financial statements for fiscal 1996 and 1997 reflect the operations of the Company as a division of Beyond.com through December 31, 1997. The balance sheet as of December 31, 1997 has been prepared using the historical basis of accounting and include all of the assets and liabilities specifically identifiable to the Company. Beyond.com's corporate accounting systems were not designed to track cash receipts and payments and liabilities on a business-specific basis.

      The statements of operations for fiscal 1996 and 1997 include all revenue and costs directly attributable to the Company, including a corporate allocation of the costs of facilities, salaries, and employee benefits. Additionally, incremental corporate administration, finance, and management costs are allocated to the Company. See Note 6.

      All of the allocations reflected in 1996 and 1997 in the financial statements are based on assumptions that management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs that would have resulted if the Company had been operated on a stand-alone basis in fiscal 1996 and 1997 nor are they necessarily indicative of future costs to support the operations of the Company.

Interim Financial Statements

      In the opinion of management, the unaudited interim consolidated financial statements at September 30, 1999 and for the nine months ended September 30, 1998 and 1999 include all adjustments, consisting only of normal recurring accruals, necessary to present fairly the Company's financial position at September 30, 1999, and results of operations and cash flows for the nine months ended September 30, 1998 and 1999. Results for the nine months ended September 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

Foreign Currency Translation

      The financial statements of the Company's non-U.S. subsidiary are translated into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation." Assets

                            CYBERSOURCE CORPORATION
             and its predecessor division of Beyond.com Corporation

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)

and liabilities of this subsidiary are translated at the rates of exchange at the end of the period. Revenues and expenses are translated using the average exchange rates in effect during the period. Gains and losses from foreign currency translation were not material through September 30, 1999.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

      The Company derives its revenues primarily from e-commerce service monthly transaction processing fees, and, to a lesser extent, support service fees and digital product rights management fees. Individual transactions, monthly transaction revenues, and digital product rights management fees are recognized in the period in which the transactions occur. Support service fees are recognized when the services are provided and the related costs are incurred. For the nine months ended September 30, 1999 and in fiscal 1998, Beyond.com, a related party, accounted for 15% and 24% of revenues, respectively. In fiscal 1996, a different customer accounted for 26% of revenues. There were no customers which accounted for greater than 10% of revenues in fiscal 1997.

Cash and Cash Equivalents and Short-Term investments

      The Company considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents. As of December 31, 1997 and 1998 and September 30, 1999, cash equivalents consist primarily of investments in money market funds. To date, the Company has not experienced losses on any of its investments.

      Short-term investments, which consist of available-for-sale securities, represent commercial paper with an original maturity greater than three months and less than one year. Unrealized gains and losses on short-term investments were immaterial through September 30, 1999.

Accounts Receivable and Concentration of Credit Risk

      At December 31, 1997, 10% of accounts receivable was due from one customer. At December 31, 1998 and September 30, 1999, 13% and 16%, respectively, of accounts receivable were due from Beyond.com. The Company generally does not require collateral. The Company maintains allowances for potential credit losses.

Property and Equipment

      Property and equipment are stated at cost and are depreciated on a straight-line basis over estimated useful lives of three years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease terms or the estimated useful lives.

                            CYBERSOURCE CORPORATION
             and its predecessor division of Beyond.com Corporation

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


      Property and equipment consist of the following (in thousands):

                             December 31,
                             ------------- September 30,
                              1997   1998      1999
                             ------ ------ -------------
   Computer equipment and
    software...............  $1,230 $2,916    $8,019
   Furniture and fixtures..     169    272       649
   Office equipment........      78    116       403
   Leasehold improvements..      72    144       337
                             ------ ------    ------
                              1,549  3,448     9,408
   Less accumulated
    depreciation and
    amortization...........     398  1,148     2,675
                             ------ ------    ------
                             $1,151 $2,300    $6,733
                             ====== ======    ======

Product Development

      Product development expenditures are charged to operations as incurred.

Advertising Expense

      The cost of advertising is recorded as an expense when incurred. Advertising costs were not significant during the year ended December 31, 1998 and were approximately $2,767,000 during the nine months ended September 30, 1999.

Accounting Stock-Based Compensation

      The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB Opinion No. 25), and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS
123), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB Opinion No. 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Comprehensive Loss

      The Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (FAS 130), as of December 31, 1998. Under FAS 130 the Company is required to display comprehensive income (loss) and its components as part of the financial statements. Other comprehensive income includes changes in equity that are excluded from net income (loss). Specifically, FAS 130 requires unrealized holding gains and losses on available-for-sale securities to be included in accumulated and other comprehensive income. The Company has no material components of other comprehensive loss and, as a result, the comprehensive loss is the same as the net loss for all periods presented.

Net Loss Per Share and Pro Forma Net Loss Per Share

      In accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share," basic and diluted net loss per share has been computed using the weighted average number of shares of

                            CYBERSOURCE CORPORATION
             and its predecessor division of Beyond.com Corporation

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)

common stock outstanding during the period. Potentially dilutive securities have been excluded from the computation as their effect is antidilutive. Because the Company was a division of Beyond.com through December 31, 1997 and had no outstanding common or preferred stock, there is no earnings or loss per share presented for 1997 or 1996.


     Pro forma basic and diluted net loss per share is as follows (in thousands, except per share amounts):

                                                     Nine Months   Nine Months
                                        Year Ended      Ended         Ended
                                       December 31, September 30, September 30,
                                           1998         1998          1999
                                       ------------ ------------- -------------
Net loss.............................    $(10,085)     $(6,574)     $(17,763)
                                         ========      =======      ========
Weighted average shares used in
 computing basic and diluted net loss
 per common share....................       4,918        4,763        11,246
                                         ========      =======      ========
Pro forma:
  Shares used in computing basic and
   diluted net loss per share used
   above.............................       4,918                     11,246
  Adjusted to reflect the effect of
   the assumed conversion of
   redeemable convertible preferred
   stock from the date of issuance...       6,822                      6,878
                                         --------                   --------
Weighted average shares used in
 computing pro forma basic and
 diluted net loss per share..........      11,740                     18,124
                                         ========                   ========
Pro forma basic and diluted net loss
 per share...........................    $  (0.86)                  $  (0.98)
                                         ========                   ========

     If the Company had reported net income for the year ended December 31, 1998, diluted earnings per share would have included additional common equivalent shares related to approximately 1,001,000 outstanding options and 1,527,000 shares issuable on conversion of the convertible note payable and exercise of the outstanding warrants at December 31, 1998. If the Company had reported net income for the nine months ended September 30, 1999, diluted earnings per share would have included the shares used in the computation of net loss per share as well as additional common equivalent shares related to outstanding options to purchase approximately 3,137,000 shares of common stock at September 30, 1999, shares issuable upon exercise of the outstanding warrants prior to the exercise of these warrants in June 1999 and shares issuable upon conversion of the outstanding convertible note payable prior to the conversion of the note in June 1999. The common equivalent shares from options and warrants would be determined on a weighted average basis using the treasury stock method. The common equivalent shares related to the convertible note payable would be determined on a weighted average basis using the "as-if converted" method.

Income Taxes

     Income taxes are calculated under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS 109). Under FAS 109, the liability method is used in accounting for income taxes, which includes the effects of temporary differences between financial and taxable amounts of assets and liabilities.

                            CYBERSOURCE CORPORATION
             and its predecessor division of Beyond.com Corporation

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


New Accounting Pronouncement

      In January 1999, the Company adopted American Institute of Certified Public Accountants Statement of Position, "Accounting for Computer Software Developed For or Obtained For Internal Use" (SOP 98-1). SOP 98-1 applies to all nongovernmental entities and provides revised guidance for the accounting treatment for software which is internally developed, acquired, or modified solely to meet the entity's internal needs. SOP 98-1 did not have a material effect on the Company's financial statements or results of operations for the nine months ended September 30, 1999.

2. Segment Information

      The Company has adopted Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" (FAS
131) in the fiscal year ended December 31, 1998. FAS 131 supersedes Statement of Financial Accounting Standards No. 14, "Financial Reporting for Segments of a Business Enterprise" (FAS 14). FAS 131 changes current practice under FAS 14 by establishing a new framework for reporting information regarding operating segments in annual financial statements and requires selected information for these segments in interim financial statements. FAS 131 also establishes standards for related disclosures about products and services and geographic areas.

      Operating segments are identified as components of an enterprise about which separate discrete financial information is available that is evaluated by the chief operating decision maker or decision making group to make decisions about how to allocate resources and assess performance. The Company's chief operating decision maker is the Chief Executive Officer. Through December 31, 1998, the Company viewed its operations as principally two segments, e-commerce transaction services (ECTS) and digital product rights management (DPR) for software and other digital products and manages the business based on the revenues of these segments. Additionally, in 1996, 1997 and 1998 the Company derived less than 10% of its revenues from outside the United States. Revenues from outside the United States were 25% of revenues for the nine months ended September 30, 1999.

      The following tables presents revenues and operating loss by the Company's two business units for the period from March 20, 1996 (inception) to December 31, 1996, for the year ended 1997 and 1998, and for the nine months ended September 30, 1999. There were no interbusiness unit sales or transfers. The Company does not report operating expenses, depreciation and amortization, interest income (expense), income taxes, capital expenditures, or identifiable assets by its industry segments to the Chief Executive Officer. The Company's Chief Executive Officer reviews the revenues from each of the Company's reportable segments, and all of the Company's expenses are managed by and reported to the Chief Executive Officer on a consolidated basis. Revenues are as follows (in thousands):

                                               Year ended
                                              December 31,
                                            ----------------  Nine months ended
                                            1996 1997  1998   September 30, 1999
                                            ---- ---- ------ -------------------
ETCS....................................... $131 $770 $2,708       $7,267
DPR........................................   13  198    676          616
                                            ---- ---- ------       ------
Total...................................... $144 $968 $3,384       $7,883
                                            ==== ==== ======       ======

                            CYBERSOURCE CORPORATION
             and its predecessor division of Beyond.com Corporation

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


3. Commitments

      The Company leases its primary facility and equipment under noncancelable operating leases expiring periodically through 2001. Rental expense was approximately $43,000, $144,000, $459,000, and $706,000 for the period from
March 20, 1996 (inception) to December 31, 1996 and for 1997 and 1998, and for the nine months ended September 30, 1999, respectively. The Company has the option to extend the lease term for an additional three years.

      Beginning in 1997, the Company leased equipment under noncancelable lease agreements that are accounted for as capital leases. Equipment under capital lease arrangements, which is included in property and equipment, aggregated approximately $546,000 and $1,607,000 at December 31, 1998 and September 30, 1999, respectively. Related accumulated amortization was approximately $69,000 and $367,000 at December 31, 1998 and September 30, 1999, respectively. Amortization expense related to assets under capital leases is included with depreciation expense.

      Future minimum lease payments under noncancelable operating leases and capital leases at December 31, 1998 are as follows (in thousands):

                                                               Operating Capital
                                                                Leases   Leases
                                                               --------- -------
   1999.......................................................  $1,048    $227
   2000.......................................................     947     197
   2001.......................................................      73      81
                                                                ------    ----
   Total minimum payments.....................................  $2,068     505
                                                                ======
   Less amount representing interest..........................              38
                                                                          ----
                                                                           467
   Less current portion.......................................             211
                                                                          ----
                                                                          $256
                                                                          ====

4. Redeemable Convertible Preferred Stock

      Redeemable convertible preferred stock at December 31, 1998 is as follows:

                                                                     Issued and
                                                          Designated Outstanding
                                                            Shares     Shares
                                                          ---------- -----------
   Series A..............................................  1,985,520  1,985,520
   Series B..............................................  2,500,000  2,037,038
   Series C..............................................  3,000,000  3,000,000
   Series D..............................................  1,851,852  1,851,850
   Series E.............................................. 14,700,000  8,082,653
                                                          ---------- ----------
     Total............................................... 24,037,372 16,957,061
                                                          ========== ==========

      In June 1999, the Company completed an initial public offering and all outstanding shares of the Company's preferred stock, including preferred stock issued in June 1999 upon conversion of the convertible note and exercise of warrants, were converted into 11,705,793 shares of common stock.

                            CYBERSOURCE CORPORATION
             and its predecessor division of Beyond.com Corporation

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


      The holders of Series A, B, C, D, and E redeemable convertible preferred stock were entitled to receive annual noncumulative dividends at the rate of $0.0064, $0.0432, $0.03264, $0.108, and $0.181 per share, respectively, plus, with respect to the Series B, C, D, and E preferred stock, cumulative dividends at a rate of $0.00252, $0.001904, $0.0063, and $0.0106 per share, per month, subsequent to the respective original issuance date, respectively, when and if declared by the Board of Directors, payable in preference to common stock dividends. There were no dividends declared or payable by the Company at December 31, 1998.

      Each share of preferred stock was convertible at any time at the option of the holder into shares of common stock at the then effective conversion price. Each outstanding share of Series A and B, preferred stock was convertible into 1.00 share of common stock, and each two shares C, D, and E preferred stock were convertible into 1 share of common stock subject to adjustment as specified in the Certificate of Incorporation. Each series of preferred stock automatically converted into common stock immediately prior to the consummation of the Company's initial public offering (IPO) in June 1999.

      Each preferred share had voting rights equal to the number of common shares into which it is convertible. Upon liquidation, the holders of the Series A preferred stock were entitled to receive $0.064 per share, plus any declared but unpaid dividends, before any distribution may be made to the holders of the Series B, C, D, and E preferred or common shares. After the payment to the holders of the Series A preferred stock, the holders of the Series B, C, D, and E preferred stock were entitled to receive $0.432, $0.3264, $1.08, and $1.81 per share, respectively, plus any declared but unpaid dividends, before any distribution may be made to the holders of common shares.

      Prior to the conversion of the outstanding preferred stock into common stock, at any time after January 5, 2000, the holders of a majority of the then outstanding shares of Series A preferred stock could have requested the redemption of all of the outstanding shares of Series A redeemable convertible preferred stock. The Company would have redeemed such shares at a price per share of $0.12, plus accrued dividends, if any, for Series A preferred stock. At any time after July 12, 2002, the majority of the then outstanding shares of Series B preferred stock could have requested the redemption of all of the outstanding shares of Series B preferred stock at the original issuance price per share of $0.432 plus accrued dividends, if any. At any time after July 12, 2002, the respective holders of at least two-thirds of the then outstanding shares of Series C, D, and E preferred stock separately could have requested the redemption of all of the outstanding shares of Series C, D, and E preferred stock, respectively. The Company would have redeemed such shares at the original issuance price per share of $0.3264, $1.08, and $1.81, respectively, plus accrued dividends, if any. All of the outstanding preferred stock is recorded at its redemption amount.

      During 1998, in connection with the issuance of Series E preferred stock and certain strategic marketing agreements with Visa and GE Capital, the Company issued warrants to purchase 552,486, 442,910, and 401,243 shares of the Company's Series E preferred stock at exercise prices of $1.81, $3.00, and $4.00 per share, respectively. The warrants were fully exercisable upon the date of issuance and expired three years from the original date of the marketing services agreements. Preferred shares issued upon exercise of the warrants are non-forfeitable.

      The Company determined the fair value of the warrants at the time of issuance to be $318,000 and recorded this amount as a cost of the strategic marketing agreements. The determined value of the warrants was credited to redeemable convertible preferred stock and is being amortized ratably over the three year term of the strategic marketing agreements. The Company amortized $28,000 and $79,000 of the value of the warrants to

                            CYBERSOURCE CORPORATION
             and its predecessor division of Beyond.com Corporation

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

      (Information as of September 30, 1999 and for the three months ended
                   September 30, 1998 and 1999 is unaudited)

sales and marketing expense in 1998 and for the nine months ended September 30, 1999, respectively. In June 1999, all warrants were exercised through a cashless net exercise into 774,512 shares of preferred stock.

5. Stockholders' Equity

Common Shares

      The Company is authorized to issue 50,000,000 shares of common stock. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders of the Company. Subject to the preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors.

      On April 30, 1999, the Company's Board of Directors approved a 1 for 2 reverse split of the Company's outstanding common stock, and on June 21, 1999, the Company's stockholders approved the reverse split. The par value of the common stock and the authorized shares of common stock were not adjusted as a result of the reverse split. The conversion ratios of each series of preferred stock were adjusted accordingly. The stock split is reflected in the accompanying financial statements and footnotes on a retroactive basis in all periods presented.

      The Company completed its IPO on June 28, 1999. A total of 4,000,000 shares of common stock was sold by the Company to the public at a price of $11.00 per share. The net proceeds to the Company were approximately $40.0 million after deducting the underwriters discount and offering expenses. Subsequent to June 30, 1999, an additional 600,000 shares of common stock were sold by the Company to the public at a price of $11.00 per share from the exercise of the underwriter's overallotment option generating additional net proceeds to the Company of approximately $6.1 million.

      The Company has reserved shares of common stock for future issuance at December 31, 1998 as follows:

                                                    December 31, September 30,
                                                        1998         1999
                                                    ------------ -------------
1998 and 1999 Stock Option Plans:
  Options outstanding..............................   1,000,701    3,131,985
  Options available for future grants..............      27,763      141,351
1999 Employee Stock Purchase Plan--options
 available for future grants.......................          --      500,000
1999 Nonqualified Stock Option Plan--options
 available for future grants.......................          --    1,100,000
Convertible note payable...........................     828,729           --
Redeemable convertible preferred stock.............  10,489,792           --
Outstanding warrants...............................     698,319           --
                                                     ----------    ---------
                                                     13,045,304    4,873,336
                                                     ==========    =========

Stock Options

      In conjunction with the Spin-off of the Company on December 31, 1997, employees of the Company, immediately following the Spin-off, maintained their outstanding exercisable stock options in Beyond.com and

                            CYBERSOURCE CORPORATION
             and its predecessor division of Beyond.com Corporation

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)

in March 1998 were granted additional incentive stock options in the Company. Employees of Beyond.com were granted additional stock options in the Company in March 1998 based on the extent that the employees' original Beyond.com options were exercisable on the date of the Spin-off. The exercise prices of the original Beyond.com option grants and the additional Company stock option grants were adjusted to reflect the allocation of the fair market value per share price between the Company's and Beyond.com's common stock at December 31, 1997. The adjustments to these options resulted in nonstapled options to the employees of each entity and were accounted for and in compliance with the guidelines in Emerging Issues Task Force Issue No. 90-9, and therefore, no compensation expense has been recorded.

      In March 1998, the Company adopted its 1998 Stock Option Plan (the 1998 Option Plan). There are 1,900,000 shares of common stock authorized for issuance under the 1998 Option Plan. The 1998 Option Plan provides for the issuance of common stock and the granting of options to employees, officers, directors, consultants, independent contractors, and advisors of the Company. The exercise price of a nonqualifying stock option and an incentive stock option shall not be less than 85% and 100%, respectively, of the fair value of the underlying shares on the date of grant. Options granted under the 1998 Option Plan generally become exercisable over five years at the rate of 20% per year from the grant date.

      In January 1999, the Company adopted its 1999 Stock Option Plan (the 1999 Option Plan). The Company has reserved 2,500,000 shares of common stock for issuance under the 1999 Option Plan. The provisions of the 1999 Plan and similar to those of the 1998 Option Plan.

      The following table summarizes information about the Company's stock option activity under the 1998 Option Plan and the 1999 Option Plan. Options granted prior to December 31, 1997 were originated from options granted by Beyond.com and were granted by the Company immediately following the adoption of the 1998 Option Plan.

                                                      Options Outstanding
                                                   ---------------------------
                                                    Number        Weighted
                                         Shares       of      Average Adjusted
                                       Available    Shares     Exercise Price
                                       ----------  ---------  ----------------
Shares reserved.......................  1,900,000         --       $   --
Options granted based upon Beyond.com
 option grants prior to Spin-off...... (1,227,183) 1,227,183       $0.160
Options granted.......................   (679,575)   679,575       $0.474
Options exercised.....................         --   (871,536)      $0.008
Options canceled......................     34,521    (34,521)      $0.378
                                       ----------  ---------
Balance at December 31, 1998..........     27,763  1,000,701       $0.310
Additional shares reserved
 (unaudited)..........................  2,500,000         --       $   --
Options granted (unaudited)........... (2,625,392) 2,625,392       $8.677
Options exercised (unaudited).........         --   (255,128)      $0.683
Options canceled (unaudited)..........    238,980   (238,980)      $2.763
                                       ----------  ---------
Balance at September 30, 1999
 (unaudited)..........................    141,351  3,131,985       $7.080
                                       ==========  =========

      In connection with certain stock options granted in 1998, and the nine months ended September 30, 1999, the Company recorded deferred compensation for the estimated difference between the exercise price of

                            CYBERSOURCE CORPORATION
             and its predecessor division of Beyond.com Corporation

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)

the options and the deemed fair value of $160,000, and $1,036,000, respectively, which is being amortized on a graded method over the four-year vesting period of the options.

     The following table summarizes information about options outstanding at December 31, 1998:

                                               Weighted    Number of  Weighted
                                 Weighted      Average      Options   Average
                   Number of     Average      Remaining   Exercisable Adjusted
                    Options      Adjusted    Contractual     Upon     Exercise
 Exercise Price   Outstanding Exercise Price Life (Years)  Issuance    Price
 ---------------  ----------- -------------- ------------ ----------- --------
 $0.006 -- $0.04     312,384      $0.04          7.76       109,510    $0.03
      $0.06           34,417      $0.06          8.84         8,868    $0.06
      $0.20          163,150      $0.20          9.20        21,000    $0.20
      $0.54          490,750      $0.54          9.71            --    $  --
                   ---------                                -------
                   1,000,701      $0.31                     139,378    $0.06
                   =========                                =======

     At December 31, 1997, 828,640 options were exercisable at a weighted average exercise price of $0.004.

Employee Stock Purchase Plan

     In June 1999, the Company's board of directors and stockholders adopted its 1999 Employee Stock Purchase Plan and reserved 500,000 shares of common stock for issuance under this plan. No shares have been issued under this plan as of September 30, 1999.

Stock-Based Compensation

     Pro forma information regarding net loss is required by FAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted under the fair value method of FAS 123. The fair value for these options was estimated at the date of grant using the minimum value method with the following weighted average assumptions: a risk-free interest rate of 5.51%, 6.16%, and 5.15% for 1996, 1997, and 1998, respectively; no dividend yield or volatility factors of the expected market price of the Company's common stock; and a weighted average expected life of the option of four years.

     The option valuation models were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected life of the option. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                            CYBERSOURCE CORPORATION
             and its predecessor division of Beyond.com Corporation

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


      Had compensation cost been determined using the fair value at the grant date for options granted calculated using the minimum value method of FAS 123, the Company's actual net loss would have been increased to the pro forma amounts indicated below:

                                                    1996     1997      1998
                                                   -------  -------  --------
   Pro forma net loss (in thousands).............. $(1,143) $(4,339) $(10,088)
   Pro forma basic and diluted net loss per
    share.........................................                   $  (2.05)

      The weighted average fair value of options granted, which is the value assigned to the options under FAS 123, was $0.002, $0.02, and $0.08 per share for options granted during 1996, 1997, and 1998, respectively.

      The pro forma impact of options on the net loss for the period from March 20, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998 is not representative of the effects on net income (loss) for future years, as future years will include the effects of options vesting as well as the impact of multiple years of stock option grants.

6. Related Party Transactions

Funding Prior to Spin-off

      Through December 31, 1997, the Company utilized Beyond.com's centralized cash management services and processes related to receivables, payables, payroll, and other activities. Through December 31, 1997, the Company's net cash requirements were funded by Beyond.com. Net financing provided by Beyond.com to the Company in 1996 and 1997 was approximately $1,564,000 and $7,051,000, respectively, including funding related to expenditures for operations and investing activities, corporate services provided, as described below, and a $2,000,000 cash contribution by Beyond.com upon the Spin-off. There were no intercompany transfers and no amounts were paid to Beyond.com by the Company in repayment of the financing during these periods, and through the date of the Spin-off, these amounts were included in division equity. The average balances financed by Beyond.com during fiscal 1996 and 1997, which did not bear interest, were approximately $800,000 and approximately $6,000,000, respectively.

Corporate Services

      In accordance with Staff Accounting Bulletin No. 55, additional allocations have been reflected in these financial statements for 1996 and 1997. These expenses have included corporate communications, management, compensation and benefits administration, payroll, accounts payable, income tax compliance, and other administration and finance overhead. Allocations and charges were based on either a direct cost pass-through for incremental corporate administration, finance and management costs and a percentage allocation of costs for other services provided based on factors such as net sales, headcount, and relative expenditure levels. Such allocations and corporate charges totaled $519,000 and $688,500 for the period from March 20, 1996 (inception) to December 31, 1996 and for the year ended December 31, 1997, respectively.

      Management believes that the basis used for allocating corporate services is reasonable. However, the terms of these transactions may differ from those that would result from transactions among unrelated parties.

                            CYBERSOURCE CORPORATION
            and its predecessor division of Beyond.com Corporation

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


     The CEO of the Company is Chairman of the Board of Beyond.com, and the companies also have one other member of their Board of Directors in common. Pursuant to the terms of an agreement entered into in connection with the Spin-off from Beyond.com, the Company provides services to Beyond.com on a nonexclusive basis. During 1998 and the nine months ended September 30, 1999, the Company recorded approximately $801,000 and $1,205,000, respectively, of revenues related to these services. As of December 31, 1998 and September 30, 1999, amounts receivable from Beyond.com were approximately $147,000 and $342,000, respectively.

     In July 1999, the Company purchased a software license from Beyond.com for $600,000 which is being amortized over two years.

Note Receivable Issued to Beyond.com

     On March 18, 1998, the Company loaned $400,000 to Beyond.com. The note was repaid as of June 1998.

Convertible Note Payable to Officer and Stockholder

     In August 1998, the Company issued an unsecured convertible one-year promissory note to an officer and stockholder from whom it had borrowed an aggregate of $3,000,000 in July 1998. The note, which was amended in October 1998, was payable in full on October 21, 1999 and bore interest at a rate of 10% per annum. The note converted into 1,657,458 shares of Series E redeemable convertible preferred stock in June 1999, prior to the completion of the Company's initial public offering.

7. Litigation and Contingencies

     A former Vice President of Product Management filed a lawsuit against the Company in the Superior Court of California in Santa Clara County on April 8, 1999 seeking monetary and equitable relief. The plaintiff alleged several causes of action, including wrongful termination, defamation, fraud, and unfair business practices arising out of her three month employment with the Company. In November 1999, the Company and the plaintiff agreed to a settlement which is immaterial to the financial statements.

     From time to time, the Company may be involved in other litigation relating to claims arising out of its ordinary course of business. The Company believes that there are no claims or actions pending or threatened against the Company, the ultimate disposition of which would have a material impact on the Company's financial position or results of operations.

8. Income Taxes

     As of December 31, 1998, the Company had federal and state net operating loss carryforwards of approximately $8,600,000. As of December 31, 1998, the Company also had federal and state research credit

                            CYBERSOURCE CORPORATION
             and its predecessor division of Beyond.com Corporation

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)

carryforwards of approximately $130,000 and $70,000, respectively. The net operating loss and credit carryforwards will expire at various dates beginning in 2006 through 2018, if not utilized.

      The utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

      Significant components of the Company's deferred tax assets and liabilities for federal and state income taxes at December 31, 1998 are as follows (in thousands):

   Deferred tax assets:
     Net operating loss carryforwards.................................. $ 3,400
     Research credit carryforwards.....................................     200
     Other, net........................................................     300
                                                                        -------
   Net deferred tax assets.............................................   3,900
   Valuation allowance.................................................  (3,900)
                                                                        -------
   Net deferred tax assets............................................. $    --
                                                                        =======

9. Subsequent Events

Stock Option Plan

      In October 1999, the Company adopted the 1999 Nonqualified Stock Option Plan (the 1999 Nonqualified Plan). The Company has reserved 1,100,000 shares of common stock for issuance under the 1999 Nonqualified Plan. The 1999 Nonqualified Plan provides for the granting of non-qualified stock options to employees, consultants and directors. The other provisions of the 1999 Nonqualified Plan are similar to those of the 1999 and 1998 Stock Option Plans.

Litigation and Contingencies

      In November 1999, a lawsuit was filed against the Company alleging that the Company's payment services infringe upon two patents to certain automated network payment, purchase and processing systems held by the plaintiff. While there can be no assurances as to the outcome of this litigation, the Company has obtained an opinion of patent counsel that the Company's payment services do not infringe upon one of the plaintiff's patents and believes based on consultation with patent counsel that its payment services do not infringe upon the other patent. The Company intends to vigorously defend against the claims asserted.

                               Inside Back Cover

     The graphic depicts the words CyberSource with "the power behind the buy button" underneath it.

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                                3,800,000 Shares

                             [LOGO OF CYBERSOURCE]

                                  Common Stock



                               ----------------

                              P R O S P E C T U S

                               ----------------

                              Merrill Lynch & Co.

                               J.P. Morgan & Co.

                            PaineWebber Incorporated

                          Adams, Harkness & Hill, Inc.

                             C.E. Unterberg, Towbin

                                November 4, 1999

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